EXHIBIT 2  -  PLAN OF ACQUISITION

AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into this 11th day of December 2003, by and among First Commonwealth Financial Corporation, a Pennsylvania corporation ("Purchaser"), First Commonwealth Bank, a Pennsylvania-chartered banking corporation and wholly owned subsidiary of Purchaser ("FCB"), GA Financial, Inc., a Delaware corporation ("Company"), and Great American Federal Savings and Loan Association, a federal savings association and wholly owned subsidiary of Company ("Great American").

Recitals

            A.          The respective Boards of Directors of Purchaser and Company have determined that the merger of Company with and into Purchaser (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, is advisable and in the best interests of their respective stockholders, and have approved and adopted the this Agreement and the Merger, pursuant to which each outstanding share of the common stock, $0.01 par value, of Company ("Company Common Stock"), will be converted, at the election of each Company stockholder, into cash and/or shares of the common stock, $1.00 par value, of Purchaser ("Purchaser Common Stock") as provided herein.  Purchaser will be the surviving corporation (the "Surviving Corporation") following the Merger.

            B.          After the Effective Time, Great American will be merged with and into FCB (the "Bank Merger"), upon the terms and subject to the conditions set forth in this Agreement.  FCB will be the surviving financial institution following the Bank Merger.

            C.          Under Delaware law, this Agreement and the Merger must be approved and adopted by the stockholders of Company.  The Board of Directors of Company has adopted a resolution recommending that the stockholders of Company approve this Agreement and the Merger and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

            D.          Concurrently with the execution and delivery of this Agreement, and as an inducement to Purchaser's willingness to enter into this Agreement, each director and executive officer of Company has entered into a Voting Agreement with Purchaser pursuant to which, among other things, he or she agrees to vote in favor of approval of the transactions contemplated by this Agreement at the Special Meeting.

            E.          In furtherance thereof, the Boards of Directors of Purchaser and Company have approved this Agreement and the Merger in accordance with Pennsylvania law and Delaware law, respectively.

            F.          The parties intend that that (i) the Merger will qualify as a reorganization under Section 368 of the Code, (ii) no gain or loss will be recognized by either Company or Purchaser as a result of the Merger and (iii) no gain or loss for federal income tax purposes will be recognized by a Company Stockholder upon the exchange of Company Common Stock solely for Purchaser Common Stock.

Agreement

            In consideration of the premises and the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, intending to be legally bound, as follows (each capitalized term used in this Agreement shall have the meaning assigned to such term in Exhibit A):

ARTICLE I

BASIC TRANSACTION

            1.1          Merger.  At the Effective Time, Company shall be merged with and into Purchaser, pursuant to the terms and conditions set forth herein and pursuant to the Pennsylvania Business Corporation Law ("PBCL") and the Delaware General Corporation Law ("DGCL"). Upon consummation of the Merger, the separate corporate existence of Company shall cease and Purchaser shall continue as the Surviving Corporation.  The Articles of Incorporation and Bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation. The effects of the Merger shall be as provided in Section 1929 of the PBCL and Section 259 of the DGCL.

            1.2          Bank Merger.  At the time selected by Purchaser following the Effective Time, Great American shall be merged with and into FCB, pursuant to the terms and conditions set forth herein, and in the plan of merger which shall be in form and substance mutually agreeable to FCB and Great American (the "Bank Plan of Merger"), and pursuant to the Pennsylvania Banking Code of 1965, as amended ("Banking Code"), and the Home Owners' Loan Act of 1933, as amended ("HOLA") and the regulations of the Office of Thrift Supervision ("OTS") promulgated thereunder.  Upon consummation of the Bank Merger, the separate corporate existence of Great American shall cease and FCB shall continue as the surviving financial institution.  The Articles of Incorporation and Bylaws of FCB, in effect immediately prior to the consummation of the Bank Merger, shall be the Articles of Incorporation and Bylaws of the surviving financial institution. The effects of the Merger shall be as provided in Section 1601 et. seq. of the Banking Code and 12 C.F.R. Section 552.13.  By signing this Agreement, Purchaser and Company consent to and approve the Bank Merger in their capacities as the sole shareholders of FCB and Great American, subject only to the consummation of the Merger.

            1.3          Effective Time.  As soon as practicable after each of the conditions set forth in Article 6hereof have been satisfied or waived, Purchaser and Company will file, or cause to be filed, (a) with the Secretary of State of the Commonwealth of Pennsylvania Articles of Merger in the form required by and executed in accordance with the applicable provisions of the PBCL and (b) with the Secretary of State of the State of Delaware a Certificate of Merger in the form required by and executed in accordance with the applicable provisions of the DGCL.  The Merger shall become effective upon filing the Articles of Merger with the Pennsylvania Secretary of State and the Certificate of Merger with the Delaware Secretary of State, or at such later time as Purchaser and Company may agree as specified in the Articles of Merger and Certificate of Merger (the "Effective Time").  The Bank Merger will be consummated after the Merger at the time selected by Purchaser.

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            1.4          Conversion of Company Common Stock.  At the Effective Time:

                                    (a)       Subject to the allocation and proration procedures set forth in Section 1.10,and except as provided in Sections 1.5 and 1.12, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from Purchaser, at the election of the holder thereof pursuant to Section 1.10, either:

                                              (i)       cash in an amount equal to $35.00 per share (the "Per Share Cash Consideration"); or

                                              (ii)      a number of shares of Purchaser Common Stock which is equal to the Exchange Ratio.

                                    (b)       The holders of certificates representing shares of Company Common Stock shall cease to have any rights as stockholders of Company, except such rights, if any, as they may have pursuant to the DGCL.  Except as provided above, until certificates representing shares of Company Common Stock are surrendered for exchange, each certificate shall, after the Effective Time, represent for all purposes only the right to receive the amount and type of consideration into which the shares of Company Common Stock represented thereby shall have been converted by the Merger as provided above.

                                    (c)       The stock transfer books of Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter.

            1.5          Company Treasury Stock; Shares owned by Purchaser.  Notwithstanding any other provision of this Agreement, any shares of Company Common Stock issued immediately prior to the Effective Time which are then owned beneficially or of record (a) by Company or any Company Subsidiary or (b) by Purchaser or any Purchaser Subsidiary, in each case, other than shares held in an agency or fiduciary capacity or as a result of debts previously contracted, shall, by virtue of the Merger, be canceled at the Effective Time without payment of any consideration therefor and without any conversion thereof.

            1.6          Purchaser Common Stock.  The shares of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain issued and outstanding as the same number of shares of Purchaser Common Stock.

            1.7          Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of Purchaser Common Stock and no certificates, or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger.  In lieu of fractional shares, Purchaser shall pay to each Company Stockholder who would otherwise be entitled to a fractional share an amount of cash determined by multiplying such fraction by the Per Share Cash Consideration.

            1.8          Anti-Dilution.  In the event Purchaser changes the number of shares of Purchaser Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or recapitalization with respect to the outstanding Purchaser Common Stock and the effective date therefor shall be prior to the Effective Time, then, for purposes of computing the Average Closing Price (and, thus, the Exchange Ratio), the closing prices of the Purchaser

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Common Stock for all trading days prior to the effective date of such stock split, stock dividend or recapitalization shall be proportionately adjusted.

            1.9          Company Options.

                                    (a)       At the Effective Time, by virtue of the Merger, and without any action on the part of any holder of an option to purchase Company Common Stock granted under the Company Option Plan (a "Company Option"), each Company Option that is then outstanding and unexercised shall, at the election of the holder thereof pursuant to Section 1.9(b), be either:

                                              (i)       assumed by Purchaser and converted into an option to purchase Purchaser Common Stock (a "Substituted Option") on the same terms and conditions as are in effect with respect to the Company Option immediately prior to the Effective Time, except that (A) each Substituted Option may be exercised solely for shares of Purchaser Common Stock, (B) the number of shares of Purchaser Common Stock subject to each Substituted Option shall be equal to the number of shares of Company Common Stock subject to the assumed Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per share exercise price under each Substituted Option shall be equal to the per share exercise price of the assumed Company Option immediately prior to the Effective Time divided by the Exchange Ratio, the quotient being rounded, if necessary, up or down to the nearest cent;

                                              (ii)      cancelled and all rights thereunder be extinguished ("Cancelled Option"), in consideration for which Company shall make payment immediately after the Effective Time in an amount determined by multiplying (A) the number of shares of Company Common Stock underlying such Company Option immediately prior to the Effective Time by (B) an amount equal to the excess (if any) of (x) the Per Share Cash Consideration, over (y) the exercise price per share of such Company Option; or

                                              (iii)     assumed by Purchaser and converted into an option to purchase Purchaser Common Stock as provided in Section 1.9(a)(i) with respect to a number of shares of Company Common Stock subject to such Company Option designated by the holder thereof and cancelled in consideration for payment as provided in Section 1.9(a)(ii) with respect to the remaining shares of Company Common Stock subject thereto.

                                    (b)       In order for any holder of a Company Option to have his or her Company Options converted into a Substituted Option as set forth in Section 1.9(a)(i) or to receive cash in exchange for a Cancelled Option as set forth in Section 1.9(a)(ii) or to receive a Substituted Option and cash as set forth in Section 1.9(a)(iii), such holder shall have executed a written election with respect to such conversion or cancellation no later than three business days prior to the Effective Time, which written election shall be in such form as shall be prescribed by Company and reasonably satisfactory to Purchaser.  No payment shall be made to a holder of a Cancelled Option unless and until such holder has executed and delivered the foregoing written election.  In the event any holder of a Company Option fails to make an election within the time frame set forth herein, the Company Option held thereby shall automatically be converted at the Effective Time into an option to purchase Purchaser Common Stock in the amount and at the exercise price as calculated pursuant to Section 1.9(a)(i).

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                                    (c)       As to any Company Option that is an incentive stock option, it is intended that the adjustments provided in Section 1.9(a)(i) shall be effected in a manner which is consistent with the requirements of Section 424(a) of the Internal Revenue Code.  To the extent that it is not consistent with such requirements, Section 424(a) shall override anything to the contrary set forth in Section 1.9(a)(i).

                                    (d)       No later than two business days prior to the Effective Time, Company shall deliver to Purchaser a schedule which sets forth, as of that date, a complete and accurate list of outstanding Company Options, indicating (i) the holder thereof, (ii) the number of shares of Company Common Stock subject thereto, (iii) the exercise price therefor, and (iv) the number of shares of Company Common Stock subject to such Company Option with respect to which the holder has elected to receive a Substituted Option and/or cash as provided in Section 1.9(a).  Prior to the Effective Time, Purchaser shall reserve for issuance the number of shares of Purchaser Common Stock necessary to satisfy Purchaser's obligations under Section 1.9(a).  As soon as practicable after the Effective Time, but in no event later than 20 business days thereafter, Purchaser shall (i) file a registration statement on Form S-8 with the SEC registering the shares of Purchaser Common Stock subject to the Substituted Options and shall use commercially reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding, and (ii) take such other actions as are required under applicable state securities laws for so long as such options remain outstanding.

            1.10         Election and Exchange Procedures.

                                    (a)       Purchaser shall designate The Bank of New York (or another bank selected by Purchaser and reasonably acceptable to Company) as agent (the "Exchange Agent") for purposes of conducting the election procedure and the exchange procedure as described in this Section 1.10.  Company shall promptly provide or cause to be provided to the Exchange Agent all information reasonably necessary for the Exchange Agent to perform its obligations as specified herein.

                                    (b)       Company shall include with the Proxy Statement/Prospectus sent to the Company Stockholders an election form for use by the Company Stockholders in making the election described below as to the form of consideration to be received for their Company Common Stock (the "Election Form") and other appropriate and customary transmittal materials for use by the Company Stockholders in transmitting the certificates representing Company Common Stock to the Exchange Agent, which shall specify that delivery shall be effected and risk of loss of Company Common Stock certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent (the "Letter of Transmittal).  The Election Form and the Letter of Transmittal shall be in such form and substance as designated by Purchaser and reasonably acceptable to Company.  Purchaser shall thereafter make available one or more copies of the Election Form and the Letter of Transmittal as may be reasonably requested by Persons who become Company Stockholders after the record date for the Special Meeting and prior to the Election Deadline.  The Election Form shall permit each Company Stockholder (or beneficial owner through appropriate and customary documentation and instructions) to elect to receive either (i) Purchaser Common Stock with respect to all of such holder's shares of Company Common Stock, (ii) cash with respect to all of such holder's shares of Company

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Common Stock, or (iii) Purchaser Common Stock in exchange for a specified number of shares of Company Common Stock and cash in exchange for a specified number of shares of Company Common Stock.  Shares of Company Common Stock with respect to which a Company Stockholder elects to receive Purchaser Common Stock are referred to as "Stock Election Shares."  Shares of Company Common Stock with respect to which a Company Stockholder elects to receive cash are referred to as "Cash Election Shares."  Any shares of Company Common Stock (other than Dissenting Shares, which are dealt with in Section 1.12 and shares which are cancelled without payment pursuant to Section 1.5) with respect to which the holder fails to make an effective election to receive Purchaser Common Stock or cash, together with shares of Company Common Stock with respect to which a Company Stockholder exercises his or her rights to appraisal under the DGCL and, as of the Election Deadline, has failed to perfect or effectively withdrawn or lost such rights, are referred to as "No-Election Shares."  Nominee record holders who hold Company Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares.

                                    (c)       Any election by a Company Stockholder to receive Purchaser Common Stock or cash shall be effective only if the Exchange Agent shall have actually received a signed and properly completed Election Form by 5:00 p.m., Eastern Time, on the last business day before the date of the Special Meeting (the "Election Deadline"); provided, that if all Regulatory Approvals have not been obtained prior to such date, Purchaser shall extend the Election deadline until the third business day following the receipt of the final Regulatory Approval.  If the Election Deadline is so extended, Purchaser shall promptly issue a press release advising the Company Stockholders of the extension and, upon receipt of the final Regulatory Approval, shall issue a press release advising the Company Stockholders of the revised Election Deadline.  An Election Form will be properly completed only if all information called for by the Election Form is provided and, (i) in the case of shares that represented by certificates, only if accompanied by a certificate or certificates representing all shares of Company Common Stock covered thereby, and (ii) in the case of shares that are held in book-entry form ("Book-Entry Shares"), only upon compliance with the book-entry delivery procedures reasonably established by Purchaser and the Exchange Agent, in each case, subject to the provisions of subsection (g) of this Section 1.10.  Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received by the Exchange Agent at or prior to the Election Deadline. All elections shall be revoked automatically if the Exchange Agent is notified in writing by Purchaser and Company that this Agreement has been terminated and, in that event, the Exchange Agent shall promptly return all Company Common Stock certificates and Book-Entry Shares received by it to the appropriate Company Stockholders.  The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

                                    (d)       Within five (5) business days after the Election Deadline, the Exchange Agent shall effect the allocation among Company Stockholders of rights to receive Purchaser Common Stock or cash in the Merger as follows:

                                              (i)       If the number of Cash Election Shares multiplied by the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then:

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                                                        (A)       No-Election Shares shall be deemed to be Cash Election Shares to the extent necessary to cause the total number of Cash Election Shares multiplied by the Per Share Cash Consideration to equal the Aggregate Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares in order to accomplish that result, then the Exchange Agent shall select by random lot a sufficient number of No-Election Shares to be converted into Cash Election Shares to cause the total number of Cash Election Shares after such conversion multiplied by the Per Share Cash Consideration to equal the Aggregate Cash Consideration, and all remaining No-Election Shares shall be treated as Stock Election Shares.

                                                        (B)       If all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares multiplied by the Per Share Cash Consideration is still less than the Aggregate Cash Consideration, then the Exchange Agent shall convert on a pro rata basis (subject to rounding to avoid the conversion of fractional shares) a sufficient number of Stock Election Shares into Cash Election Shares to cause the total number of Cash Election Shares after such conversion times the Per Share Cash Consideration to equal the Aggregate Cash Consideration.

Notwithstanding the foregoing, if the number of Cash Election Shares multiplied by the Per Share Cash Consideration is less than the Aggregate Cash Consideration, Purchaser may, in its sole discretion, elect to reduce the Aggregate Cash Consideration to an amount not less than the product of the Cash Election Shares multiplied by the Per Share Cash Consideration and apply the foregoing allocation procedure (if necessary) using the Aggregate Cash Consideration as so reduced.

                                              (ii)      If the number of Cash Election Shares multiplied by the Per Share Cash Consideration is greater than the Aggregate Cash Consideration, then:

                                                        (A)       All No-Election Shares shall be deemed to be Stock Election Shares.

                                                        (B)       The Exchange Agent shall convert on a pro rata basis (subject to rounding to avoid the conversion of fractional shares) a sufficient number of Cash Election Shares into Stock Election Shares to cause the number of remaining Cash Election Shares multiplied by the Per Share Cash Consideration to equal the Aggregate Cash Consideration.

                                    (e)       Following and giving effect to any reallocation (if necessary) under subsection (d) of this Section 1.10, all Stock Election Shares and all No-Election Shares will be converted into the right to receive Purchaser Common Stock as provided in Section 1.4(a)(ii) and all Cash Election Shares shall be converted, effective as of the Effective Time, into the right to receive cash as provided in Section 1.4(a)(i).

                                    (f)       At or prior to the Effective Time, Purchaser shall authorize the Exchange Agent to issue the number of shares of Purchaser Common Stock issuable in the Merger and shall deliver to the Exchange Agent the amount of cash payable in the Merger.  All

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such shares shall be deemed to have been issued as of the Effective Time.  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to such shares.

                                    (g)       After the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock who has surrendered or surrenders such certificate or certificates to the Exchange Agent with a properly completed Letter of Transmittal, and each Company Stockholder holding Book-Entry Shares who has complied with the book-entry delivery procedures established by Purchaser and the Exchange Agent will, upon acceptance of such certificates and/or Book-Entry Shares by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Purchaser Common Stock and/or the amount of cash into which the aggregate number of shares of Company Common Stock surrendered or delivered shall have been converted pursuant to this Agreement and, if such holder's shares of Company Common Stock have been converted into Purchaser Common Stock, cash in lieu of fractional shares, and any distribution previously paid with respect to Purchaser Common Stock issuable in the Merger for which the record date was on or after the Effective Date, in each case without interest.  Each Company Stockholder who receives shares of Purchaser Common Stock in the Merger shall receive a prospectus and enrollment materials for Purchaser's dividend reinvestment plan together with such Stockholder's Purchaser Common Stock certificate or certificates.  The Exchange Agent shall accept such certificates and/or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  Each outstanding certificate which prior to the Effective Time represented Company Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of Purchaser Common Stock and/or the right to receive the amount of cash into which such Company Common Stock shall have been converted.  No dividends which have been declared will be remitted to any Person entitled to receive shares of Purchaser Common Stock under this Section 1.10 until such Person surrenders the certificate or certificates representing Company Common Stock, at which time such dividends shall be remitted to such Person without interest.

                                    (h)       The Exchange Agent shall use commercially reasonable efforts to distribute Purchaser Common Stock and cash as provided herein not later than ten (10) business days after the Effective Time to the former Company Stockholders who submitted a properly completed Letter of Transmittal and Company stock certificates prior to the Election Deadline.  The Exchange Agent shall distribute Purchaser Common Stock and cash as provided herein to other former Company Stockholders within a reasonable time after its receipt of a properly completed Letter of Transmittal and Company Common Stock certificates from such former Company Stockholder.

                                    (i)       If any certificate for Company Common Stock has been lost or destroyed, the Company Stockholder in whose name that certificate is registered may submit to the Exchange Agent, in lieu of such certificate, an appropriate affidavit of loss and indemnity agreement and/or a bond in such sum as may be required by the Exchange Agent as indemnity against any claim that may be made against Purchaser or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.  If any certificates evidencing shares of

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Purchaser Common Stock are to be issued in a name other than that in which the certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the certificate, with all signatures guaranteed, and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Purchaser Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                                    (j)       Any portion of the shares of Purchaser Common Stock and cash delivered to the Exchange Agent by Purchaser pursuant to Section 1.10(f) that remains unclaimed by the Company Stockholders for one year (or such later period as Purchaser and the Exchange Agent may agree) after the Effective Time (as well as any proceeds from any distributions on such shares and any investment of any cash held by the Exchange Agent) shall be delivered by the Exchange Agent to Purchaser. Any Company Stockholder who has not complied with Section 1.10(g) before the expiration of such period shall thereafter look only to Purchaser for the consideration deliverable to such stockholder in the Merger as determined pursuant to this Agreement, without any interest thereon.  Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Purchaser Common Stock for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Purchaser and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect to the identify of such Persons.  In the event of a dispute with respect to ownership of shares of Purchaser Common Stock, Purchaser and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

            1.11         Withholding Rights.  Purchaser (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Company Stockholder such amounts as Purchaser is required under the Code or any provision of state, local or foreign tax law to deduct and withhold with respect to such payment.  Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder in respect of which such deduction and withholding was made.

            1.12         Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Purchaser Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by Company Stockholders who did not vote in favor of the Merger and who have complied with all of the relevant provisions of Section 262 of the DGCL ("Dissenting Shares" and "Dissenting Stockholders," respectively), shall not be converted into the right to receive the consideration provided in Section 1.4, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL.  Company shall give Purchaser (a) prompt notice of any demands for appraisal of any shares of Company Common Stock or attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Company relating to Company

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Stockholders' rights of appraisal, and (b) the opportunity to direct, in its reasonable business judgment, all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.  If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at any time following the Election Deadline, the shares of Company Common Stock held by such Dissenting Stockholder shall thereupon be converted into the right to receive the merger consideration provided in Section 1.4 as if such Dissenting Shares were Stock Election Shares.

            1.13         Closing.  Subject to the provisions of Article 6 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of all of the conditions to Closing, and shall be on such date, time and location as Purchaser and Company shall mutually agree. If all conditions to the obligations of each of the parties shall have been satisfied or waived by the party entitled to the benefits thereof, the parties shall, at the Closing, duly execute the Articles of Merger for filing with the Pennsylvania Secretary of State and the Certificate of Merger for filing with the Delaware Secretary of State and promptly thereafter shall take all steps necessary or desirable to consummate the Merger in accordance with all applicable Laws.  The date on which the Closing actually occurs is referred to as the "Closing Date."  The Bank Merger will be consummated after the Merger at a time selected by Purchaser and pursuant to the terms of this Agreement and the Bank Plan of Merger.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND FCB

            To induce Company and Great American to enter into this Agreement, Purchaser and FCB represent and warrant as follows:

            2.1          Organization.

                                    (a)       Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Purchaser is duly registered as a bank holding company with the Board of Governors of the Federal Reserve System (the "FRB") under the Bank Holding Company Act of 1956, as amended ("BHCA"), and engages only in activities (and holds properties only of the types) permitted by the Commonwealth of Pennsylvania and the FRB and the rules and regulations promulgated thereby (including but not limited to the BHCA).  Purchaser (i) has the corporate power and authority to own, operate and lease all of its properties and assets and to carry on its business as now being conducted and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which such licensing or qualification is necessary, except where the failure to so qualify would not be reasonably likely to have a Material Adverse Effect on Purchaser and the Purchaser Subsidiaries.

                                    (b)       Each Purchaser Subsidiary (other than FCB) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Each Purchaser Subsidiary (i) has the corporate power and

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authority to own, operate and lease all of its properties and assets and to carry on its business as now being conducted and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which such licensing or qualification is necessary, except where the failure to so qualify would not be reasonably likely to have a Material Adverse Effect on Purchaser and the Purchaser Subsidiaries.

                                    (c)       FCB is a Pennsylvania-chartered banking corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and engages only in activities (and holds properties only of the types) permitted by the Commonwealth of Pennsylvania, the Pennsylvania Department of Banking (the "PDB") and the Federal Deposit Insurance Corporation (the "FDIC") and the rules and regulations promulgated thereby.  FCB (i) has the corporate power and authority to own, operate and lease all of its properties and assets and to carry on its business as now being conducted and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which such licensing or qualification is necessary, except where the failure to so qualify would not be reasonably likely to have a Material Adverse Effect on Purchaser and the Purchaser Subsidiaries.  Deposit accounts of FCB are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the fullest extent permitted under applicable Law and all premiums and assessments required in connection therewith have been paid by FCB.

            2.2          Capitalization.

                                    (a)       The authorized capital stock of Purchaser consists of 100,000,000 shares of Purchaser Common Stock, and 3,000,000 shares of preferred stock, par value $1.00 per share (the "Purchaser Preferred Stock").  As of the date hereof, there are (i) 63,715,026  shares of Purchaser Common Stock issued, 60,699,962 shares of Purchaser Common Stock outstanding, and 3,015,064 shares of Purchaser Common Stock held in Purchaser's treasury, (ii) no shares of Purchaser Preferred Stock issued and outstanding or held in Purchaser's treasury, and (iii) 2,988,365 shares of Purchaser Common Stock reserved for issuance upon exercise of outstanding stock options.  All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof.  None of the issued and outstanding shares of Purchaser Common Stock were issued in violation of the preemptive rights of any Person.  Upon issuance as provided in this Agreement, the shares of Purchaser Common Stock issuable in the Merger will be duly authorized, validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof.  No Person has preemptive rights in respect of the Purchaser Common Stock to be issued in the Merger. The shares of Purchaser Common Stock issuable in the Merger will be registered pursuant to an effective Registration Statement under the Securities Act.

                                    (b)       The authorized capital stock of FCB consists of 100,000,000 shares of common stock, par value $1.00 per share ("FCB Common Stock").  As of the date hereof, there are (i) 38,969,900 shares of FCB Common Stock issued and outstanding and (ii) no shares of FCB Common Stock are held in FCB's treasury.  All of the issued and outstanding shares of FCB Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof.  All of the issued and outstanding shares of FCB Common Stock are held beneficially and of record by

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Purchaser, free and clear of any Lien.  None of the issued and outstanding shares of FCB Common Stock were issued in violation of the preemptive rights of any Person.  There are no outstanding securities or other obligations which are convertible into FCB Common Stock or into any other debt or equity security of FCB, and there are no outstanding rights, subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FCB Common Stock or any other equity security of FCB or any securities representing the right to purchase or otherwise receive any shares of FCB Common Stock, or any other equity security of FCB.

            2.3          Authority; No Violation.

                                    (a)       Purchaser and FCB have full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory approvals set forth in Section 2.5, to consummate the transactions contemplated hereby and to comply with the terms and provisions hereof.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of Purchaser and FCB and no other corporate proceedings on the part of Purchaser or FCB are necessary to approve this Agreement or to consummate the Merger or the Bank Merger.  This Agreement has been duly and validly executed and delivered by Purchaser and FCB and (assuming due authorization, execution and delivery by Company and Great American of this Agreement) is a valid and binding obligation of Purchaser and FCB, enforceable against each of Purchaser and FCB in accordance with its terms, except as enforcement may be limited by (i) receivership, conservatorship or supervisory powers of bank regulatory agencies, (ii) general principles of equity and (iii) bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                                    (b)       Neither the execution and delivery of this Agreement by Purchaser and FCB, nor the consummation by Purchaser and FCB of the transactions contemplated hereby, nor compliance by Purchaser or FCB with any of the terms or provisions hereof, will (either with or without the giving of notice or the passing of time or both) (i) violate any provision of the Articles of Incorporation or Bylaws of Purchaser or the organizational documents of any Purchaser Subsidiary or (ii) subject to the receipt of the required regulatory approvals set forth in Section 2.5, (A) violate in any material respect any Law applicable to Purchaser or any Purchaser Subsidiary, or any of their respective properties or assets, or (B) violate or conflict in any material respect with, result in a material breach of any provision of or the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any Purchaser Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, (C) violate or conflict with any of the terms, conditions or provisions of any order, judgment or decree to which Purchaser or any Purchaser Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, or (D) result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any Purchaser Subsidiary.

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            2.4          No Legal Bar.  Neither Purchaser nor any Purchaser Subsidiary is a party to, subject to or bound by any agreement, judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Entity or any law which would prevent the execution of this Agreement by Purchaser or FCB, their delivery thereof to Company and Great American or, subject to receipt of the required regulatory approvals set forth in Section 2.5, their consummation of the transactions contemplated hereby and their compliance with the terms and provisions hereof, and no action or proceeding is pending or, to the Knowledge of Purchaser, threatened against Purchaser or any Purchaser Subsidiary in which the validity of this Agreement, any of the transactions contemplated hereby, or any action which has been taken by any of the parties to this Agreement in connection herewith or in connection with any of the transactions contemplated hereby is at issue.

            2.5          Approvals, Consents and Filings.  Except for (i) the approval of the Merger by the FRB and the PDB, (ii) the approval of the Bank Merger by the FDIC and the PDB, (iii) the delivery of notice of the Merger and the Bank Merger to the OTS, (iv) the declaration of effectiveness of the Registration Statement and approval of the Proxy Statement/Prospectus by the SEC, (v) any notice or filing required under the HSR Act, (vi) the approval of Purchaser's additional listing application for the listing of the Purchaser Common Stock to be issued in the Merger on the NYSE and (vii) the filing of the Articles of Merger with the Pennsylvania Secretary of State and the Certificate of Merger with the Delaware Secretary of State, neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby, requires any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party.

            2.6          Financial Statements; Reports; Books and Records.

                                    (a)       Purchaser has previously delivered or made available to Company true, correct and complete copies of the consolidated balance sheets of Purchaser and the Purchaser Subsidiaries as of December 31 for the fiscal years 2000 through 2002 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 2000 through 2002, inclusive, in each case accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to Purchaser for such periods, and the interim unaudited financial statements of Purchaser as of and for the nine-month periods ended September 30, 2003 and 2002 (all such financial statements are collectively referred to herein as the "Purchaser Financial Statements"). The Purchaser Financial Statements (including the related notes, where applicable) fairly present, in all material respects, the results of the consolidated operations and the consolidated financial condition of Purchaser and the Purchaser Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth.  The Purchaser Financial Statements (including the related notes, where applicable) comply with applicable accounting requirements with respect thereto and have been prepared in accordance with accounting principles generally accepted in the United States of America consistently applied during the periods involved ("GAAP"), except in each case as indicated in such statements or in the notes thereto.

                                    (b)       Since December 31, 2000, Purchaser and each Purchaser Subsidiary has timely filed, and subsequent to the date hereof will timely file, all reports, registrations and statements, together with any amendments required to be made with respect

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thereto, that were and are required to be filed with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and all other communications mailed by Purchaser to its shareholders (and copies of all such reports, registrations statements and communications have been furnished or made available by Purchaser to Company), (ii) the FRB, (iii) the FDIC, (iv) the PDB, and (v) the NYSE and any other self-regulatory organization, and (vi) any applicable state securities, insurance or banking authorities (collectively, as used in this Section 2.6(b), the "Regulatory Agencies") (all such reports, registrations and statements, together with any amendments thereto, are collectively referred to herein as the "Purchaser Reports"), and have paid all fees and assessments due and payable in connection with any of the foregoing.  As of their respective dates, the Purchaser Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Agencies and did not or will not, as applicable, at the date of filing contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No Purchaser Subsidiary is required to file any form, report or other document with the SEC.  Except for normal periodic examinations conducted by a Regulatory Agency in the regular course of the business of Purchaser and the Purchaser Subsidiaries, since December 31, 2000, no Regulatory Agency has initiated any proceeding or, to the Knowledge of Purchaser, investigation into the business or operations of Purchaser or any of the Purchaser Subsidiaries. Purchaser and each Purchaser Subsidiary has resolved all material violations, criticisms or exceptions by any Regulatory Agency with respect to any such normal periodic examination.  Neither Purchaser nor any Purchaser Subsidiary has received any written notice from, or is a party to any written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity or any staff thereof (i) asserting that Purchaser or any Purchaser Subsidiary is not in substantial compliance with any statute, regulation or ordinance which such Governmental Entity enforces, or with the internal policies and procedures of such entity, or (ii) directing, restricting or limiting in any manner the operations of Purchaser or any Purchaser Subsidiary, including with respect to such entities' capital adequacy, its credit policies, its management, or the payment of dividends.

                                    (c)       The books and records of Purchaser and each Purchaser Subsidiary have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions and reasonable accruals.

            2.7          Absence of Changes.  Since December 31, 2002 there has not been any Material Adverse Change in Purchaser and the Purchaser Subsidiaries.

            2.8          Brokers, Finders and Financial Advisors.  Except for Purchaser's engagement of Sandler O'Neill & Partners L.P. in connection with the issuance of trust preferred and/or other debt securities to finance the Merger, neither Purchaser nor any Purchaser Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger.

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            2.9          Information to be Supplied.  The information to be supplied by Purchaser or any Purchaser Subsidiary for inclusion in the Registration Statement and/or any information filed by Purchaser with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Proxy Statement/Prospectus is mailed to Company Stockholders and up to and including the date of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.  The information supplied, or to be supplied, by Purchaser for inclusion in the Regulatory Applications will, at the time such documents are filed with any Governmental Entity and up to and including the date of the attainment of any required regulatory approvals, be accurate in all material respects.

            2.10         Compliance with Applicable Laws.

                                    (a)       Purchaser and each Purchaser Subsidiary has complied in all material respects with all Laws applicable to it or its assets or to the operation of its business. Neither Purchaser nor any Purchaser Subsidiary has received any written notice of any alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is any remaining material liability.

                                    (b)       FCB is an insured depository institution and is "well-capitalized" (as that term is defined by 12 C.F.R. Section 565.4(b)(1)), and such institution's examination rating under the Community Reinvestment Act of 1977 is satisfactory or outstanding.

            2.11         Representations and Warranties.  The representations or warranties made by Purchaser and FCB as set forth in this Agreement, or in any document, statement, certificate or other writing furnished or to be furnished by Purchaser and FCB to Company pursuant to the transactions contemplated by this Agreement, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they were or are made, not false or misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY AND GREAT AMERICAN

            To induce Purchaser and FCB to enter into this Agreement, Company and Great American represent and warrant, except as set forth in the disclosure schedule delivered by Company to Purchaser on the date hereof (the "Company Disclosure Schedule"), as follows:

            3.1          Organization.

                                    (a)       Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Company is duly registered as a unitary savings and loan holding company with the OTS under the HOLA, and engages only in activities (and holds properties only of the types) permitted by the State of Delaware and the OTS and the rules and regulations promulgated thereby (including but not limited to the HOLA).  Company (i) has the corporate power and authority to own or lease all of its properties and assets and to

15

carry on its business as it is now being conducted, and (ii) is duly licensed or qualified to do business in each jurisdiction in which such licensing or qualification is necessary, except where the failure to so qualify would not be reasonably likely to have a Material Adverse Effect on Company and the Company Subsidiaries.

                                    (b)       Each Company Subsidiary (other than Great American) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Each Company Subsidiary (i) has the corporate power and authority to own, operate and lease all of its properties and assets and to carry on its business as now being conducted and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which such licensing or qualification is necessary, except where the failure to so qualify would not be reasonably likely to have a Material Adverse Effect on Company and the Company Subsidiaries.

                                    (c)       Great American is a federal savings association duly chartered under the laws of the United States, with its main office in the Commonwealth of Pennsylvania, and engages only in activities (and holds properties only of the types) permitted by the OTS, the PDB and the FDIC and the rules and regulations promulgated thereby.  Great American (i) has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (ii) is duly licensed or qualified to do business in each jurisdiction in which such licensing or qualification is necessary, except where the failure to so qualify would not be reasonably likely to have a Material Adverse Effect on Company and the Company Subsidiaries.  Deposit accounts of Great American are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Great American.

                                    (d)       Company has delivered to Purchaser true, correct and complete copies of the Certificate of Incorporation and Bylaws, as amended to the date hereof, of Company and each Company Subsidiary.

            3.2          Capitalization, Subsidiaries and Affiliates.

                                    (a)       The authorized capital stock of Company consists 23,000,000 of shares of Company Common Stock, and 1,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"). As of the date hereof, there are (i) 8,900,000 shares of Company Common Stock issued and 3,867,408 shares of Company Common Stock held in Company's treasury, (ii) no shares of Company Preferred Stock issued and outstanding or held in Company's treasury, and (iii) 5,032,592 shares of Company Common Stock outstanding for voting purposes.  Section 3.2(a) of the Company Disclosure Schedule sets forth a complete and accurate list specifying all outstanding options to purchase Company Common Stock, indicating (i) the holder thereof, (ii) the number of shares of Company Common Stock subject thereto, (iii) the exercise price, date of grant, vesting schedule and expiration date therefor, and (iv) any terms regarding the acceleration of vesting thereof.  The only outstanding options to purchase shares of Company Common Stock are issued pursuant to the Company Option Plans and a copy of each Company Option Plan gas been provided to Purchaser.  All such outstanding options to purchase shares of Company Common Stock pursuant to the Company Option Plans shall be converted or cancelled as provided herein as of the Effective Time.  All of the issued and outstanding shares

16

of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof.  None of the issued and outstanding shares of Company Common Stock were issued in violation of the preemptive rights of any Person.  Except for the outstanding options to purchase shares of Company Common Stock under the Company Option Plans, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock, Company Preferred Stock or any other equity security of Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, or any other equity security of Company.

                                    (b)       The authorized capital stock of Great American consists of 1,000 shares of common stock, par value $1.00 per share ("Great American Common Stock").  As of the date hereof, there are (i) 1,000 shares of Great American Common Stock issued and outstanding and (ii) no shares of Great American Common Stock held in Great American's treasury.  All of the issued and outstanding shares of Great American Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof.  None of the issued and outstanding shares of Great American Common Stock were issued in violation of the preemptive rights of any Person.  Great American does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Great American Common Stock or any other equity security of Great American or any securities representing the right to purchase or otherwise receive any shares of Great American Common Stock, or any other equity security of Great American.

                                    (c)       Section 3.2(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all direct or indirect subsidiaries of Company, whether consolidated or unconsolidated (each, a "Company Subsidiary," and collectively, the "Company Subsidiaries"), including a description of the capitalization of each Company Subsidiary, and all investments by Company or any Company Subsidiary in any corporation, partnership, company, joint venture or other entity, as of the date of this Agreement.  Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Company Subsidiary, free and clear of all Liens.  All of the issued and outstanding shares of capital stock or other interests of each Company Subsidiary (other than Great American) are duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and none of such shares or other interests were issued in violation of the preemptive rights of any Person.  No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Company Subsidiary.

                                    (d)       Each director and executive officer of Company and each Person who, to the Knowledge of Company, holds more than 10% of the outstanding shares of Company Common Stock is listed at Section 3.2(d) of the Company Disclosure Schedule.

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            3.3          Authority; No Violation.

                                    (a)       Company and Great American have full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory and stockholder approvals set forth in Section 3.5, to consummate the transactions contemplated hereby and to comply with the terms and provisions hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of Company and Great American.  The Board of Directors of Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company Stockholders for approval at the Special Meeting and, except for the adoption of this Agreement by the requisite vote of the Company Stockholders, no other corporate proceedings on the part of Company or Great American (except for matters related to setting the date, time, place and record date for the Special Meeting) are necessary to approve this Agreement or to consummate the Merger or the Bank Merger.  This Agreement has been duly and validly executed and delivered by Company and Great American and (assuming due authorization, execution and delivery by Purchaser and FCB of this Agreement) is a valid and binding obligation of Company and Great American, enforceable against each of Company and Great American in accordance with its terms, except as enforcement may be limited by (i) receivership, conservatorship or supervisory powers of bank regulatory agencies, (ii) general principles of equity and (iii) bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

                                    (b)       Neither the execution and delivery of this Agreement by Company and Great American, nor the consummation by Company and Great American of the transactions contemplated hereby, nor compliance by Company or Great American with any of the terms or provisions hereof, will (either with or without the giving of notice of the passing of time or both) (i) violate any provision of the Certificate of Incorporation or Bylaws of Company or the organizational documents of any Company Subsidiary or (ii) subject to the receipt of the required regulatory and stockholder approvals set forth in Section 3.5 and the third-party consents set forth in Section 3.3(b) of the Company Disclosure Schedule, (A) violate in any material respect any Law applicable to Company or any Company Subsidiary, or any of their respective properties or assets, or (B) violate or conflict in any material respect with, result in a material breach of any provision of or the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, (C) violate or conflict with any of the terms, conditions or provisions of any order, judgment or decree to which Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, or (D) result in the creation of any Lien upon any of the respective properties or assets of Company or any Company Subsidiary.

            3.4          No Legal Bar.  Neither Company nor any Company Subsidiary is a party to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other Governmental Entity, or any Law which

18

would prevent the execution of this Agreement by Company or Great American, the delivery thereof to Purchaser, or (subject to the receipt of the required regulatory and stockholder approvals set forth in Section 3.5) their consummation of the transactions contemplated hereby and their compliance with the terms and provisions hereof, and no action or proceeding is pending or, to the Knowledge of Company, threatened against Company or any Company Subsidiary in which the validity of this Agreement, the transactions contemplated hereby or any action which has been taken by any of the parties to this Agreement in connection herewith or in connection with the transactions contemplated hereby is at issue.

            3.5          Approvals, Consents and Filings.  Except for (i) the approval of the Merger by the FRB and the PDB, (ii) the approval of the Bank Merger by the FDIC and the PDB, (iii) the delivery of notice of the Merger and the Bank Merger to the OTS, (iv) any notice or filing required under the HSR Act, (v) the approval of the Merger by the Company Stockholders and (vi) the filing of the Articles of Merger with the Pennsylvania Secretary of State and the Certificate of Merger with the Delaware Secretary of State, neither the execution and delivery of this Agreement by Company or Great American nor the consummation of the transactions contemplated hereby requires any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

            3.6          Financial Statements; Reports; Books and Records.

                                    (a)       Company has previously delivered or made available to Purchaser true, correct and complete copies of the consolidated statements of condition of Company and the Company Subsidiaries as of December 31 for the fiscal years 2000 through 2002 and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for the fiscal years 2000 through 2002, inclusive, in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to Company, and the interim unaudited financial statements of Company as of and for the nine-month periods ended September 30, 2003 and 2002 (all such financial statements are collectively referred to herein as the "Company Financial Statements"). The Company Financial Statements (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 5.7 will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the results of the consolidated operations and consolidated financial condition of Company and the Company Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth.  The Company Financial Statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 5.7 will comply, with applicable accounting requirements with respect thereto and have been, and the financial statements referred to in Section 5.7 will be, prepared in accordance with GAAP, except in each case as indicated in such statements or in the notes thereto and except, in the case of unaudited quarterly financial statements, for the absence of notes thereto and normal year-end audit adjustments consistent with past practice.

                                    (b)       Since December 31, 2000, Company and each Company Subsidiary has timely filed, and subsequent to the date hereof will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and all other communications mailed by

19

Company to its stockholders (and copies of all such reports, registrations statements and communications have been furnished or made available by Company to Purchaser), (ii) the OTS, (iii) the FDIC, (iv) the PDB, (v) the AMEX and any other self-regulatory organization, and (vi) any applicable state securities, insurance or banking authorities (collectively, as used in this Section 3.6(b), the "Regulatory Agencies") (all such reports, registrations and statements, together with any amendments thereto, are collectively referred to herein as the "Company Reports"), and have paid and will pay, as applicable, all fees and assessments due and payable in connection with any of the foregoing.  As of their respective dates, the Company Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Agencies and did not or will not, as applicable, at the date of filing contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No Company Subsidiary is required to file any form, report or other document with the SEC.  Except for normal periodic examinations conducted by a Regulatory Agency in the regular course of the business of Company and the Company Subsidiaries, since December 31, 2000, no Regulatory Agency has initiated any proceeding or, to the Knowledge of Company, investigation into the business or operations of Company or any of the Company Subsidiaries. Company and each Company Subsidiary has resolved all material violations, criticisms or exceptions by any Regulatory Agency with respect to any such normal periodic examination.  Neither Company nor any Company Subsidiary has received any written notice from, or is a party to any written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity or any staff thereof (i) asserting that Company or any Company Subsidiary is not in substantial compliance with any statute, regulation or ordinance which such Governmental Entity enforces, or with the internal policies and procedures of such entity, or (ii) directing, restricting or limiting in any manner the operations of Company or any Company Subsidiary, including with respect to such entities' capital adequacy, its credit policies, its management, or the payment of dividends.

                                    (c)       The books and records of Company and each Company Subsidiary have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions and reasonable accruals.

                                    (d)       Since December 31, 2002, there have been no significant changes in the internal controls utilized by Company and Company Subsidiaries with respect to their financial records (the "Internal Controls") or in other factors that could significantly affect the Internal Controls, including any corrective actions with regard to significant deficiencies and material weaknesses.  There are no significant deficiencies in the design or operation of the Internal Controls which could adversely affect the ability of Company and Company Subsidiaries to record, process, summarize and report financial data, and there are no material weaknesses in the Internal Controls.  Company is not aware of any fraud or suspected fraud, whether or not material, that involves management or other employees who have a significant role in preparing Company's consolidated financial statements.

20

            3.7          Undisclosed Liabilities.  Neither Company nor any Company Subsidiary has any debt, liability or obligation of any kind, whether accrued, absolute, known, unknown, contingent or otherwise except (i) those reflected in the most recent audited balance sheet provided by Company to Purchaser or (ii) those incurred in the Ordinary Course of Business since December 31, 2002, none of which arises from any breach of contract, tort or violation of law or has or is reasonably likely to have a Material Adverse Effect on Company and the Company Subsidiaries.

            3.8          Tax Matters.

                                    (a)       Company and each Company Subsidiary has duly filed when due (including applicable extensions granted without penalty) (i) all material federal and state tax returns and reports, and (ii) all material returns and reports of other Governmental Entities having jurisdiction with respect to taxes imposed upon the income, properties, revenues, operations or other assets of Company or such Company Subsidiary.  Such returns or reports are true, complete and correct in all material respects.  Company and each Company Subsidiary has paid all taxes and other governmental charges including all applicable interest and penalties set forth in such returns or reports.

                                    (b)       There are no Liens on the assets of Company or any Company Subsidiary relating to or attributable to any taxes (other than taxes not yet due and payable).  All material federal, state and local taxes and other material governmental charges payable by Company or any Company Subsidiary have been paid or have been adequately accrued or reserved for on such entity's books in accordance with GAAP and banking regulations applied on a consistent basis.  Until the Effective Time, Company and each Company Subsidiary shall continue to reserve sufficient funds for the payment of expected tax liabilities in accordance with generally accepted accounting principles and banking regulations applied on a consistent basis.  Neither Company nor any Company Subsidiary has received any written, or, to the Knowledge of Company, unwritten notice of a tax deficiency or assessment of additional taxes of any kind and, to the Knowledge of Company, there is no threatened claim against Company or any Company Subsidiary or any basis for any such claim, for payment of any additional federal, state or local taxes for any period prior to the date of this Agreement in excess of the accruals or reserves provided therefor in the most recent audited financial statements provided by Company to Purchaser.

                                    (c)       Neither Company nor any Company Subsidiary has constituted a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Merger.

                                    (d)       Proper and accurate amounts have been withheld by Company and each Company Subsidiary from its employees for all periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local tax laws.  All material federal, state and local tax returns have been filed by Company and each Company Subsidiary for all periods for which returns were due with respect to withholding, social security

21

and unemployment taxes and the amounts shown thereon to be due and payable have been paid in full.  Such returns or reports are true, complete and correct in all material respects.

            3.9          Certain Contracts.

                                    (a)       Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts, arrangements and commitments to which either Company or any Company Subsidiary is a party or by which either Company or any Company Subsidiary may be bound as of the date of this Agreement (i) between or among Company, any Company Subsidiary and/or any Affiliate thereof, (ii) which materially restricts the conduct of any line of business by Company or any Company Subsidiary, (iii) that is, whether or not entered into in the Ordinary Course of Business, not terminable upon notice of 60 days or less and involves payments to or by Company or a Company Subsidiary of more than $50,000 in the aggregate per year, except contracts with customers entered into in the Ordinary Course of Business, (iv) providing for the indemnification by Company or any Company Subsidiary of any Person, (v) that is, in Company's good faith determination, material to the financial condition, results of operations or business of Company or any Company Subsidiary, except contracts with customers entered into in the Ordinary Course of Business.  Each contract, arrangement or commitment of the type described in this Section 3.9(a), whether or not set forth in Section 3.9(a) of the Company Disclosure Schedule, is referred to herein as a "Company Contract."  Section 3.9(a) of the Company Disclosure Schedule does not include the Leases, Employment Agreements or Company Benefit Plans, and the Leases, Employment Agreements and Company Benefit Plans are not included in the term "Company Contracts."

                                    (b)        (i) Each Company Contract is valid, binding and in full force and effect and is enforceable in accordance with its terms, except as enforcement may be limited by (A) receivership, conservatorship or supervisory powers of bank regulatory agencies, (B) general principles of equity and (C) bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally; (ii) Company, each Company Subsidiary and, to the Knowledge of Company, each other party thereto, has in all material respects performed all obligations required to be performed by it to date under each Company Contract; and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a material default or cause for termination on the part of Company or any Company Subsidiary or, to the Knowledge of Company, any other party under any such Company Contract.

            3.10         Litigation and Proceedings.  Except as set forth on Section 3.10 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary is a party to any, and there are no pending or to the Knowledge of Company, threatened, legal, administrative, arbitration or other proceedings, claims, counterclaims, actions or governmental or regulatory investigations of any nature against Company or any Company Subsidiary.  There is no injunction, order, judgment, decree, or regulatory restriction (other than those of general applicability to savings and loan holding companies and their subsidiaries) imposed upon Company, any Company Subsidiary, the officers and directors of Company or any Company Subsidiary or the assets or business of Company or any Company Subsidiary.  Neither Company nor any Company Subsidiary has been advised of, or is aware of, the threat of any such action.

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            3.11         Tangible Properties.

                                    (a)       Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property owned by Company or any Company Subsidiary.

                                    (b)       Section 3.11(b) of the Company Disclosure Schedule sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which each of Company and the Company Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the "Leases").  Each of the Leases is valid, binding and in full force and effect in all material respects according to its terms.  Company and each Company Subsidiary has performed all material obligations required to be performed by it to date under each of the Leases.  No event has occurred and no condition exists that constitutes or, after notice or lapse of time or both, would constitute, a material default or termination event on the part of Company or any Company Subsidiary under any of the Leases.  Company and the Company Subsidiaries have paid all rents and other charges to the extent due under the Leases.

                                    (c)       Each of Company and the Company Subsidiaries, has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) Liens incurred in the Ordinary Course of Business that, individually and in the aggregate, are not material in character, amount or extent, do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of, any material asset.

            3.12         Intellectual Property.  Section 3.12 of the Company Disclosure Schedule sets forth all (i) registered trademarks, trade names, service marks or other trade rights, and all pending applications for any such registrations, (ii) registered copyrights, and all pending applications for any such registrations, (iii) trade secrets, (iv) inventions, discoveries, designs, and drawings, (v) computer software (including all source and object codes and manuals), and (vi) registered patents, and all pending applications for any such registrations, whether owned, licensed or otherwise used by Company or any Company Subsidiary (collectively, the "Intellectual Property Rights").  The Intellectual Property Rights are all those necessary for the conduct of the business of Company and each Company Subsidiary as presently conducted.  Neither Company nor any Company Subsidiary has any obligation to compensate any Person for the use of any of the Intellectual Property Rights and Company has not granted to any Person any license, option or other rights to use in any manner any of the Intellectual Property Rights, whether requiring the payment of royalties or not.  The Intellectual Property Rights will not cease to be rights of Company or be impaired by reason of the performance of this Agreement or the consummation of the transactions contemplated hereby.  No other Person (i) has notified Company that such Person claims any ownership of or right to use any Intellectual Property Rights or (ii) to the Knowledge of Company, is infringing upon any Intellectual Property Rights.  To the Knowledge of Company, Company's use of the Intellectual Property Rights does not conflict with, infringe upon or otherwise violate the valid rights of any Person anywhere where the business of Company is currently conducted or is currently proposed to be conducted by Company.  No written notice has been received and not fully resolved and no action has been

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instituted or, to the Knowledge of Company, threatened against Company alleging that Company's use of the Intellectual Property Rights infringes upon or otherwise violates any rights of a Person.

            3.13         Insurance.  Section 3.13 of the Company Disclosure Schedule contains a complete list and description of all policies of insurance and bonds presently maintained by Company or any Company Subsidiary providing coverage for either of them, their assets, or any of their officers, directors and employees, all of which are in full force and effect, together with a complete list of all pending claims under any such policies or bonds.  All material terms, obligations and provisions of each such policy and bond has been complied with, all premiums due thereon have been paid.  Neither Company nor any Company Subsidiary has received any written, or, to the Knowledge of Company, unwritten notice of cancellation with respect to any such policy or bond.  Such policies and bonds provide adequate coverage to insure the properties and business of Company and the Company Subsidiaries and the activities of their officers, directors and employees against such risks and in such amounts as are prudent and customary.  Neither Company nor any Company Subsidiary has any liability for retrospective premium adjustments with respect to such policies.  Company has previously made available to Purchaser a true, correct and complete copy of each such insurance policy and bond.

            3.14         Compliance with Applicable Laws.

                                    (a)       Company and each Company Subsidiary has complied in all material respects with all Laws applicable to it or its assets or to the operation of its business. Neither Company nor any Company Subsidiary has received any written, or, to the Knowledge of Company, unwritten notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is any remaining material liability.

                                    (b)       Great American is an insured depository institution and is "well-capitalized" (as that term is defined by 12 C.F.R. Section 565.4(b)(1)), and such institution's examination rating under the Community Reinvestment Act of 1977 is satisfactory or outstanding.

                                    (c)       Neither Company nor any Company Subsidiary, nor to the Knowledge of Company any other Person acting on behalf of Company or any Company Subsidiary that qualifies as a financial institution under the anti-money laundering restrictions of the United States, including without limitation the federal Bank Secrecy Act and the USA PATRIOT Act of 2001, and the rules, regulations and orders promulgated thereunder (collectively, the "Anti-Money Laundering Laws"), has knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the Anti-Money Laundering Laws ("Unlawful Gains"), or knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of any nature for Unlawful Gains. Company and each Company Subsidiary that qualifies as a financial institution under the Anti-Money Laundering Laws has, during the past three years, implemented in all material respects such anti-money laundering mechanisms and kept and filed all reports and other necessary documents as required by, and otherwise complied in all material respects with, the Anti-Money Laundering

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Laws. Each such financial institution has implemented an anti-money laundering program that meets the requirements of Section 326 and Section 352 of the USA PATRIOT Act and the regulations promulgated thereunder.

                                    (d)       Company and each Company Subsidiary are, and since January 1, 2000 have been, in material compliance with all applicable federal and state privacy Laws, including without limitation, Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, and with its information security program required by 12 C.F.R. Part 570.

            3.15         Absence of Changes; Operation in the Ordinary Course.  Since December 31, 2002 (a) there has not been any Material Adverse Change in Company and the Company Subsidiaries, taken as a whole, and (b) except as disclosed in the textual portion of the Company Reports (including, for that purpose, the notes to the Company Financial Statements contained therein) or Section 3.15 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary has taken any action which, if it had been taken after the date of this Agreement, would require the consent of Purchaser under Section 4.2 hereof.

            3.16          Employee Benefit Plans.

                                    (a)       Section 3.16(a) of the Company Disclosure Schedule contains a true and complete list of all of the Company Benefit Plans.  Company has heretofore delivered to Purchaser true and complete copies of (i) each Company Benefit Plan and, if the Company Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding document, (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Company Benefit Plan for which such a letter has been obtained, (iii) annual reports on Form 5500 required to be filed with any Governmental Entity for each Company Plan for the three most recent plan years and all required actuarial reports for the last three plan years of each Company Benefit Plan.

                                    (b)       No Company Benefit Plan is subject to Title IV of ERISA or section 412 of the Code and neither Company nor any ERISA Affiliate made, or was required to make, contributions to any employee benefit plan subject to Title IV of ERISA or section 412 of the Code during the six year period ending on the Effective Time.

                                    (c)       No Company Benefit Plan utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code.

                                    (d)       Each Company Benefit Plan has been operated and administered in material compliance with its terms and applicable Law, including Section 406 of ERISA and Section 4975 of the Code.

                                    (e)       Each Company Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

                                    (f)       Except as set forth in Section 3.16 of the Company Disclosure Schedule, no Company Benefit Plan provides welfare benefits, including death or medical

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benefits, with respect to current or former employees or consultants of Company or any Company Subsidiary beyond their retirement or other termination of service (other than coverage mandated by applicable Law).

                                    (g)       There are no pending, threatened or anticipated claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan with respect to such Company Benefit Plan, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).

                                    (h)        (i) Except as set forth in Section 3.16 of the Company Disclosure Schedule, no employee of Company or any Company Subsidiary will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions), (ii) no amount payable, or economic benefit provided, by Company or any of Company Subsidiary (including any acceleration of the time of payment or vesting of any benefit) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions) could be considered an "excess parachute payment" under Section 280G of the Code, (iii) no Person is entitled to receive any additional payment from Company, any Company Subsidiary or any other Person (a "Parachute Gross-Up Payment") in the event that the excise tax of Section 4999 of the Code is imposed on such Person, and (iv) neither Company nor any Company Subsidiary has granted to any Person any right to receive any Parachute Gross-Up Payment.

            3.17         Employee Matters.

                                    (a)       Section 3.17(a) of the Company Disclosure Schedule contains a list of the names, titles, responsibilities and compensation arrangements of (i) each officer and director of Company and each Company Subsidiary and (ii) each employee of Company or any Company Subsidiary whose base salary from Company or such Company Subsidiary for the current fiscal year will exceed $50,000.  Neither Company or any Company Subsidiary has received any notice or has any Knowledge that any officer, director or employee listed on Section 3.17(a) of the Company Disclosure Schedule intends to terminate his or her employment or service to Company or such Company Subsidiary.

                                    (b)       Section 3.17(b) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of each of the following agreements, arrangements and commitments to which Company or any Company Subsidiary is a party or by which any of them may be bound (true and complete copies of which have been made available to Purchaser and have been delivered or will be delivered to Purchaser as soon as reasonably practicable after the date hereof): (i) each employment, consulting, agency or commission agreement not terminable without liability to Company or any Company Subsidiary upon 60 days' or less prior notice to the employee, consultant or agent; (ii) each agreement with any employee of Company or any Company Subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions); (iii) each agreement with respect to any employee of Company or any Company Subsidiary of providing any term of employment or

26

compensation guarantee extending for a period longer than one year; and (iv) each other agreement or Company Benefit Plan any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement ((i) through (iv) collectively, the "Employment Agreements").

                                    (c)       Neither Company nor any Company Subsidiary is a party to or bound by the terms of any collective bargaining agreement.  Company and each Company Subsidiary is in compliance in all material respects with all applicable Laws respecting the employment and employment practices, terms and conditions of employment and wage and hours of its employees and is not engaged in any unfair labor practice.  There is no labor strike or labor disturbance pending or, to the Knowledge of Company, threatened against Company or any Company Subsidiary, and during the past five years neither Company nor any Company Subsidiary has experienced a work stoppage.

            3.18         Brokers, Finders and Financial Advisors; Fairness Opinion.  Except for Company's engagement of Janney Montgomery Scott LLC ("JMS") in connection with transactions contemplated by this Agreement, neither Company nor any Company Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger.  The engagement letter between Company and JMS is annexed to Section 3.18 of the Company Disclosure Schedule.  JMS has provided Company with its oral opinion to the effect that, as of the date of approval of this Agreement by the Board of Directors of Company, the Merger consideration is fair, from a financial point of view, to stockholders of Company.

            3.19         Environmental.  (a) Company and each Company Subsidiary is in compliance in all material respects with all Environmental Regulations; (b) there are no Hazardous Materials on, below or above the surface of, or migrating to or from any parcel of real property nor or formerly owned or leased by Company or any Company Subsidiary; (c) to the Knowledge of Company, Great American has no outstanding loans secured by real property that is not in material compliance with Environmental Regulations, upon which there are Hazardous Materials or from or to which Hazardous Materials have migrated or are migrating; and (d) there is no claim, action, suit, proceeding or notice thereof before any Governmental Entity pending, or to the Knowledge of Company, threatened, against Company or any Company Subsidiary or, to the Knowledge of Company, concerning any real property securing Great American loans, and there is no outstanding judgment, order, writ, injunction, decree, or award against Company or any Company Subsidiary or, to the Knowledge of Company, any real property securing Great American loans relating to Environmental Regulations or Hazardous Materials.  Company has provided to Purchaser all environmental assessments or reports with respect to each piece of real property now or formerly owned or leased by Company or any Company Subsidiary which are in Company's possession or control.

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            3.20         Loans; Allowance for Loan Losses.

                                    (a)       The allowance for loan losses shown on the Company Financial Statements is (with respect to periods ended on or before September 30, 2003), and the allowance for loan losses shown on the financial statements referred to in Section 5.7 will be (with respect to periods ending subsequent to September 30, 2003), adequate in the reasonable opinion of management of Company in all material respects as of the dates thereof and is in compliance with the requirements of GAAP.  Section 3.20(a) of the Company Disclosure Schedule lists, as of the date thereof, each loan of Great American which has been criticized or classified by Company, Great American or bank examiners representing any Governmental Entity as "Substandard," "Doubtful" or "Loss" or as a "Potential Problem Loan."

                                    (b)       Each loan reflected as an asset in the Company Financial Statements: (i) is evidenced by notes, agreements or other evidences of indebtedness which are true and genuine and correct in all material respects, (ii) to the extent required by applicable agreements to be secured, has been secured by valid liens and security interests on the required collateral which have been perfected, except as would not adversely affect the value of the loan or the ability of Great American to realize upon such collateral, and (iii) is the legal, valid and binding obligation of the obligor named therein, except as enforcement may be limited by (A) general principles of equity or (B) bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

            3.21         Information to be Supplied.  The information to be supplied by Company or any Company Subsidiary for inclusion in the Registration Statement and/or any information Company filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Proxy Statement/Prospectus is mailed to stockholders of Company and up to and including the date of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.  The information supplied, or to be supplied, by Company for inclusion in the Regulatory Applications will, at the time such documents are filed with any Governmental Entity and up to and including the date of the attainment of any required regulatory approvals or consents, be accurate in all material respects.

            3.22         Related Party Transactions.  Except as disclosed in the documents filed by Company with the SEC or in the footnotes to the Company Financial Statements, neither Company nor any Company Subsidiary is a party to any transaction (including any loan or other credit accommodation, but excluding deposits in the Ordinary Course of Business) with any Affiliate of Company (except a Company Subsidiary). Any such transactions (a) were made in the Ordinary Course of Business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other risks or unfavorable features. No loan or credit accommodation to any Affiliate of Company is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither Company nor Great American has received written or, to the Knowledge of Company, unwritten notice that principal and interest with respect to any such loan or other credit accommodation will not be paid when due

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or that the loan grade classification accorded such loan or credit accommodation by Great American is inappropriate.

            3.23         Representations and Warranties.  No representation or warranty contained in this Article 3 or in any other written instrument, document or agreement delivered by Company or any Company Subsidiary to Purchaser or any Purchaser Subsidiary pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements made herein or therein, in light of the circumstances under which they were or are made, not false or misleading.

ARTICLE 4

COVENANTS RELATING TO CONDUCT OF COMPANY'S BUSINESS

            4.1          Affirmative Covenants.  Unless the prior written consent of Purchaser shall have been obtained, and, except as otherwise contemplated herein, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement:

                                    (a)       Company and each Company Subsidiary shall:

                                              (i)       Operate its business only in the Ordinary Course of Business;

                                              (ii)      Use commercially reasonable efforts to preserve intact its business organizations and assets and to maintain its material rights and franchises;

                                              (iii)     Take no action, unless otherwise required by Law, that would (A) materially adversely affect the ability of any of them or Purchaser to obtain any necessary approvals of Governmental Entities required to consummate the transactions contemplated by this Agreement, or (B) adversely affect the ability of such party to perform its covenants and agreements under this Agreement;

                                              (iv)      Except as they may terminate in accordance with their terms, keep in full force and effect, and not default in any of their material obligations under, the Company Contracts;

                                              (v)       Keep in full force and effect insurance coverage with responsible insurance carriers which is reasonably adequate in coverage and amount for companies the size of Company, or any Company Subsidiary and for the businesses and properties owned by each and in which each is engaged, to the extent that such insurance is reasonably available;

                                              (vi)      Use commercially reasonable efforts to retain the customer base of Company and each Company Subsidiary; and

                                              (vii)     Use commercially reasonable efforts to maintain, renew, keep in full force and effect, and preserve its business organization and material rights and

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franchises, permits and licenses, and use commercially reasonable efforts to maintain positive relations with its present employees, and to use commercially reasonable efforts to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to continue the customer relationships of Company and each Company Subsidiary.

                                    (b)       Company shall use commercially reasonable efforts to assist Purchaser in obtaining the Regulatory Approvals, and Company shall provide to Purchaser or to the appropriate Governmental Entities all information reasonably required to be submitted in connection with obtaining such approvals.

                                    (c)       Each of Company and the Company Subsidiaries, at its own cost and expense, shall use commercially reasonable efforts to secure all consents and releases, if any, of third parties necessary or desirable with respect to Company or such Company Subsidiary for the consummation of the transactions contemplated by this Agreement and shall comply with all applicable Laws in connection with this Agreement and the consummation of the transactions contemplated hereby.

                                    (d)       Company shall promptly inform Purchaser in writing of any and all facts necessary to amend or supplement the Company Disclosure Schedule so that the representations and warranties of Company remain true and correct; provided, however, that before any such amendment or supplement may be deemed to be a part of the Company Disclosure Schedule, Purchaser must have consented in writing to such amendment or supplement.

                                    (e)       Company shall afford Purchaser and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of, or relating to, Company and the Company Subsidiaries.  Company shall provide reasonable assistance to Purchaser in its investigation of matters relating to Company and the Company Subsidiaries.  Subject to the provisions of applicable Law, Company shall furnish promptly to Purchaser (i) a copy of each material report, schedule and other document filed by Company and the Company Subsidiaries with any Governmental Entity and (ii) all other information concerning the business, interest rate risk, properties and personnel of Company and the Company Subsidiaries as Purchaser may reasonably request (other than documents, materials and information related to this Agreement and the transactions contemplated hereby), provided that no investigation pursuant to this Section 4.1 shall affect or be deemed to modify or waive any representation or warranty made by Company in this Agreement or the conditions to the obligations of Company to consummate the transactions contemplated by this Agreement.

                                    (f)       Subject to the fiduciary duties of the Board of Directors of Company, Company will use commercially reasonable efforts to exempt the transactions contemplated by this Agreement from any applicable state takeover or similar Law or takeover or similar provision in the Certificate of Incorporation or Bylaws of Company and the Company Subsidiaries, including without limitation any provisions of the Certificate of Incorporation of Company restricting the ownership or acquisition of Company's capital stock or imposing any "fair price" or supermajority director or stockholder vote requirements.

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                                    (g)       Subject to the provisions of applicable Law and the terms and conditions of this Agreement, Company shall use commercially reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the parties to consummate the transaction contemplated by this Agreement.

                                    (h)       Company shall take, or cause to be taken, all actions necessary to terminate the Company 1996 Stock-Based Incentive Plan Trust as of the Effective Time, such that after payment of all benefits due to participants under the Company's 1996 Stock-Based Incentive Plan, including with respect to the accelerated vesting of thereto for unvested stock awards thereunder and the distribution of stock awards permitted by Section 4.2(d) of the Company Disclosure Schedule, all remaining assets in the Trust, including Company Common Stock, shall be returned to Company and any such Company Common Stock will become treasury shares of Company and shall be cancelled in the Merger in accordance with Section 1.5.

            4.1          Negative Covenants.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Company covenants and agrees it will neither do, nor agree or commit to do, nor permit any Company Subsidiary to do or commit or agree to do, any of the following without the prior written consent of the Chief Executive Officer or Chief Financial Officer of Purchaser:

                                    (a)       Amend its Certificate of Incorporation or Bylaws;

                                    (b)        (i) Repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or other equity securities or any securities or instruments convertible into any shares of its capital stock, or any rights or options to acquire any shares of its capital stock or other equity securities; or (ii) split or otherwise subdivide its capital stock; or (iii) recapitalize in any way; or (iv) declare a stock dividend on the Company Common Stock; or (v) pay or declare a cash dividend or make or declare any other type of distribution on the Company Common Stock (except that Company may pay the regular quarterly cash dividend in an amount consistent with past practice and not exceeding $0.20 per share);

                                    (c)       Acquire or dispose of direct or indirect control over any corporation, association, firm, organization or other entity, other than in connection with (i) internal reorganizations or consolidations involving existing Company Subsidiaries, (ii) foreclosures in the Ordinary Course of Business and not knowingly exposing it to liability by reason of Hazardous Materials, or (iii) transactions in its fiduciary capacity;

                                    (d)        (i) Except upon exercise of Company Options outstanding on the date hereof and except as set forth on Section 4.2(d) of the Company Disclosure Schedule, issue, sell, agree to sell, or otherwise dispose of or otherwise permit to become outstanding any additional shares of Company Common Stock or any other capital stock of Company or of any Company Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, call, scrip, or other right to acquire any such stock, or any security convertible into any such stock; (ii) sell, agree to sell, or otherwise dispose of any substantial part of the assets or earning power of

31

Company or of any Company Subsidiary; (iii) sell, agree to sell, or otherwise dispose of any asset of Company or any Company Subsidiary other than in the Ordinary Course of Business for reasonable and adequate consideration; or (iv) buy, agree to buy or otherwise acquire a substantial part of the assets or earning power of any other Person;

                                    (e)       Incur, or permit any Company Subsidiary to incur, any additional debt obligation or other obligation for borrowed money except for obligations incurred in the Ordinary Course of Business pursuant to existing Company Contracts;

                                    (f)        (i) Grant any increase in compensation or benefits to any employee or officer of Company or any Company Subsidiaries except for routine annual salary increases which, in the aggregate, do not exceed 4% of the total payroll of Company and the Company Subsidiaries during fiscal year 2003; (ii) pay any bonus except for bonuses set forth in Section 4.2(f) of the Company Disclosure Schedule; (iii) enter into any severance agreements with any officer or employee of Company or any Company Subsidiary; (iv) grant any increase in fees or other increases in compensation or other benefits to any director of Company or any Company Subsidiary; or (v) effect any change in retirement benefits for any class of employees or officers of Company or any Company Subsidiary, unless such change is required by applicable Law;

                                    (g)       Hire a new employee with an annual compensation in excess of $50,000, amend any existing employment contract between it and any Person (unless such amendment is required by Law); enter into or amend any indemnification agreement with any Person; or enter into any new employment contract with any Person that Company or any Company Subsidiary (or its successors) does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time;

                                    (h)       Adopt any new employee benefit plan or terminate or make any material change in or to any existing employee benefit plan other than any change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan (except for a termination resulting from Purchaser's decision not to continue any such plan);

                                    (i)       Enter into any new service contracts with an aggregate annual expense in excess of $50,000 or any lease agreements for any real or personal property;

                                    (j)       Make any capital expenditure except for purchases, repairs, renewals or replacements in the Ordinary Course of Business in an amount less than $25,000 per individual expenditure;

                                    (k)       Cancel, release or assign any indebtedness of any Person to Company or any Company Subsidiary, other than in the Ordinary Course of Business and other than pursuant to contracts or agreements in force at the date of this Agreement;

                                    (l)       Other than terminations and renewals in the Ordinary Course of Business, enter into, amend, renew or terminate any Company Contract or Employment Agreement or enter into any agreement that would have been a Company Contract if it had been in existence on the date of this Agreement;

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                                    (m)       Settle any claim, action or proceeding involving any liability of Company or any Company Subsidiary for money damages in excess of $25,000 or agree in connection with any such settlement to material restrictions upon the operations of Company or any Company Subsidiaries;

                                    (n)       Change its method of accounting in effect at December 31, 2002, except as required by changes in GAAP as recommended or approved by Company's independent auditors or as required by regulatory accounting principles or regulatory requirements;

                                    (o)       Enter into any new activities or lines of business, or cease to conduct any material activities or lines of business that it conducts on the date hereof, or conduct any material business activity not in the Ordinary Course of Business;

                                    (p)       Enter into, renew or purchase any investments in derivatives contracts; or engage in any forward commitment, futures transaction, financial option transaction, hedging or arbitrage transaction or covered asset trading activities;

                                    (q)       Purchase any investment securities or make any deposits other than in the Ordinary Course of Business;

                                    (r)       Grant or commit to grant any new extension of credit to any officer, director or holder of 2% or more of the outstanding Company Common Stock, or to any corporation, partnership, trust or other entity controlled by any such Person, if such extension of credit, together with all other credits then outstanding to the same borrower and all affiliated persons of such borrower, would exceed 2% of the capital of Great American or amend the terms of any such credit outstanding on the date hereof; or grant or commit to grant any new extension of credit to any employee at below market interest rates;

                                    (s)       Terminate, amend or renew any Lease, or enter into a lease of real property, relocate, open or close any office, or file an application pertaining to such action with any Government Entity, other than terminations and renewals of any Lease in the Ordinary Course of Business;

                                    (t)       Settle or compromise any material tax liability or agree to an extension of the statute of limitations with respect to the assessment or determination of any taxes;

                                    (u)       Enter into any other material transactions other than in the Ordinary Course of Business; or

                                    (v)       Authorize or agree in writing or otherwise to take any of the foregoing actions.

Purchaser shall cause its authorized representatives to consider and respond to requests for Purchaser's consent under this Section 4.2 as promptly as practicable.  Purchaser shall be deemed to have consented to any action described in clause (g), (i) or (j) of this Section 4.2 if no

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authorized representative of Purchaser has responded to a written request for consent within three business days after his or her receipt thereof.

ARTICLE 5

ADDITIONAL AGREEMENTS AND COVENANTS

            5.1          Regulatory Approvals.

                                    (a)       As promptly as practicable after the date of this Agreement, Purchaser will prepare and file all necessary documentation, to effect all applications, notices, petitions and filings with the appropriate Governmental Entities (collectively, the "Regulatory Applications") and to obtain the Regulatory Approvals at the earliest practicable date and shall take such other action as may be necessary to obtain the Regulatory Approvals at the earliest practicable date; provided, however, that nothing in this Section 5.1 shall be construed to obligate Purchaser to take any action to meet any condition required to obtain prior Regulatory Approval if any such condition materially differs from conditions customarily imposed by such Governmental Entities in orders approving acquisitions of the type contemplated by this Agreement, constitutes a significant impediment upon Purchaser's ability to carry on its business or acquisition programs (as determined by Purchaser in its reasonable discretion) or requires Purchaser to increase FCB's capital ratios to amounts in excess of the FDIC's minimum capital ratio guidelines which may be in effect from time to time.  Purchaser shall pay all fees and expenses relating to the preparation and filing the Regulatory Applications and obtaining the Regulatory Approvals.

                                    (b)       Company shall cooperate with Purchaser to effect the foregoing and will promptly furnish Purchaser with all information about or pertaining to Company and the Company Subsidiaries as is reasonably determined by Purchaser to be necessary or appropriate for such filings.  Company and Purchaser shall have the right to review in advance, and will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Company or Purchaser, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby.  Company shall be provided with a draft of the Regulatory Applications and all correspondence with Regulatory Authorities relating to the Regulatory Applications and Regulatory Approvals.  Company shall have a reasonable opportunity to review and comment on such applications and correspondence.  In exercising the foregoing rights and obligations, each of the parties shall act reasonably and as promptly as practicable.

                                    (c)       Purchaser and Company shall consult with each other with respect to the obtaining of all Regulatory Approvals and all other permits, consents, approvals and authorizations of Governmental Entities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement.  Each of the parties will keep the other party

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apprised of the status of the Regulatory Approvals and such other permits, consents, approvals and authorizations.

            5.2          Registration Statement.  As promptly as reasonably practicable following the date of this Agreement, Purchaser, in cooperation with Company, shall prepare and file with the SEC a Registration Statement on Form S-4 with respect to the shares of Purchaser Common Stock to be issued in the Merger (the "Registration Statement").  The Registration Statement shall contain a proxy statement/prospectus (the "Proxy Statement/Prospectus") which shall serve as the proxy statement of Company for the Special Meeting and as the prospectus of Purchaser for the shares of Purchaser Common Stock to be issued in the Merger.  Company shall furnish Purchaser with all information about or pertaining to Company and the Company Subsidiaries as is reasonably determined by Purchaser to be necessary or appropriate for the preparation of the Registration Statement and the Proxy Statement/Prospectus, including, without limitation, any information necessary to comply with provisions of the DGCL relating to dissenters' rights.  The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained or incorporated by reference in the Registration Statement.  Purchaser will use commercially reasonable efforts to cause the Registration Statement to be declared effective at the earliest practicable date, and Purchaser will advise Company, promptly after Purchaser receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

            5.3          Special Meeting.  Company shall call a special meeting of the Company Stockholders (the "Special Meeting") to be held as soon as practicable after the Registration Statement is declared effective by the SEC for purposes of voting upon the adoption of this Agreement and the approval of the transactions contemplated hereby.  Company shall use commercially reasonable efforts to solicit and obtain the votes of the Company Stockholders in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and, unless and until a Subsequent Determination shall have been made after complying with the provisions of Section 5.4, the Board of Directors of Company shall recommend approval of such transactions by such holders.  In connection with the Special Meeting, Purchaser and Company shall cooperate in the preparation of the Proxy Statement/Prospectus and, with the approval of each of Purchaser and Company (which approvals will not be unreasonably withheld), the Proxy Statement/Prospectus will be mailed to the Company Stockholders.

            5.4          Acquisition Proposals.  From the date hereof until the earlier of the termination of this Agreement and the Closing, Company shall not, nor shall Company authorize or permit any officers, directors, employees, representatives or other agents of Company or any Company Subsidiary to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to Company or any Company Subsidiary or afford access to the properties, books or records of Company or any Company Subsidiary to, any Person that may be considering making, or has made, an Acquisition Proposal; provided, however, that nothing contained in this

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Agreement shall prevent Company or the Board of Directors of Company at any time prior to the consummation of the Merger from:

                                    (a)       furnishing nonpublic information to, or affording access to the properties, books or records of Company or any Company Subsidiary to, or entering into negotiations with, any Person in connection with an unsolicited Acquisition Proposal by such Person, if (a) Company's Board of Directors determines in good faith that such action is necessary to comply with their fiduciary duties to the Company Stockholders under applicable Law; (b) prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Company's Board of Directors receives from such Person an executed confidentiality agreement with customary terms, and (c) Company's Board of Directors concludes in the exercise of its fiduciary duties that the Acquisition Proposal is a Superior Proposal;

                                    (b)       taking and disclosing to the Company Stockholders any position, and making any related filings with the SEC, as required by Rules 14e-2 and 14d-9 under the Exchange Act, with respect to any Alternative Transaction that is a tender offer; provided, that Company's Board of Directors shall not recommend that the Company Stockholders tender their shares of Company Common Stock in connection with any such tender offer unless the Board shall have determined in good faith that such action is necessary to comply with its fiduciary duties under applicable Law; or

                                    (c)       if an unsolicited Acquisition Proposal is received as described in clause (i) above, informing the Company Stockholders that it no longer believes that the Merger is advisable and no longer recommends approval of the Merger (a "Subsequent Determination"), approving or recommending an Alternative Transaction based on that unsolicited Acquisition Proposal or entering into an Acquisition Agreement with respect to such an Alternative Transaction if (i) Company's Board of Directors determines in good faith that such action is necessary to comply with its fiduciary duties under applicable Law and (b) Company's Board of Directors concludes in good faith that the Acquisition Proposal is a Superior Proposal.

Company will promptly notify Purchaser after receipt of any Acquisition Proposal or any request for nonpublic information relating to Company or any Company Subsidiary or for access to the properties, books or records of Company or any Company Subsidiary by any Person that has made an Acquisition Proposal and will keep Purchaser reasonably informed of the status and details of any such Acquisition Proposal, indication or request.  Such written notice shall specify the material terms and conditions of the Acquisition Proposal, identify the Person making the Acquisition Proposal and state that the Board of Directors of Company intends to make, or is considering making, a Subsequent Determination.  For a period of three business days following such notice, Company shall not take any action with respect to the Acquisition Proposal and shall provide an opportunity for Purchaser to propose such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of Company to proceed with the transactions contemplated herein on such adjusted terms.

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            5.5          Employees and Employee Benefits.

                                    (a)       Upon consummation of the Merger and the Bank Merger, all employees of Company and Great American shall be deemed to be at-will employees of Purchaser and FCB, respectively, subject only to, and to the extent provided in, those written employment agreements which have been disclosed on the Company Disclosure Schedule.  At the discretion of Purchaser, subject to the requirements of the Code and except as expressly set forth in this Section 5.5, from and after the Effective Time, all Company Benefit Plans shall continue to be maintained separately, or be consolidated, frozen or terminated.  Employees of Company and Great American who continue as employees of Purchaser and FCB ("Continuing Employees") shall be entitled to participate, commencing at the Effective Time, on an equitable basis in the same benefit plans, programs or policies as are generally available to employees of Purchaser or FCB, as the case may be, of similar rank and status.  For purposes of eligibility, vesting, accrual of benefits (but not for benefit accrual purposes under any qualified defined benefit plan maintained by Purchaser) and determination of the level of benefits under any employee benefit plans, arrangements or policies (including, without limitation, severance, vacation, sick and other leave policies) maintained by Purchaser, Continuing Employees will be credited with prior years of service with Company or Great American.  Purchaser and FCB shall give service credit to Continuing Employees (and their dependents) with respect to the satisfaction of the limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage that are applicable under the employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) of Purchaser or FCB, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable employee welfare benefit plans of Company or Company Subsidiaries and shall waive preexisting condition limitations to the same extent waived under the corresponding plans of Company or Company Subsidiaries.  Nothing contained herein shall obligate Purchaser to provide severance or other benefits that are based on years of service with duplicative benefits for the same years of service.

                                    (b)       No Continuing Employee shall be subject to any waiting period under any welfare benefit plan of Purchaser to the extent that such period is longer than the period, if any, to which such Continuing Employee was subject under the applicable welfare benefit plan of Company.  Continuing Employees shall not be subject to any waiting period under a welfare benefit plan of Purchaser if the applicable waiting period under the corresponding Company plan had been satisfied as of the Effective Time.  To the extent that the initial period of coverage for Continuing Employees under any plan of Purchaser that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full twelve (12) month period of coverage, Continuing Employees shall be given full credit under the applicable welfare plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding welfare plan of Company during the balance of such twelve (12) month period of coverage.  Nothing contained herein shall obligate Purchaser to provide or cause to be provided any duplicative benefits.

                                    (c)       The Company Employee Stock Ownership Plan ("ESOP") shall be terminated as of the Effective Time.  The Board of Directors of Company shall use reasonable commercial efforts to cause the trustees of the ESOP, to the extent consistent with the fiduciary

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duties of the trustees under ERISA, to make such elections under Article 1 of this Agreement with respect to unallocated shares of Company Common Stock held by the ESOP as are necessary to obtain a sufficient amount of cash to repay in full the then outstanding ESOP indebtedness.  The Merger consideration received by the ESOP trustees with respect to the unallocated shares of Company Common Stock held by the ESOP shall be first applied by the ESOP trustees to the full repayment of the ESOP loan.  The remaining shares of Purchaser Common Stock and cash received by the ESOP shall be allocated to the ESOP participants in accordance with the terms of the ESOP and applicable Laws as soon as practicable after the Effective Time.  In connection with the termination of the ESOP, Company shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the ESOP on terminations and any amendments made to the  ESOP in connection with its termination or otherwise, if such amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Code Section 401(a).  Any amendments to the ESOP requested by the IRS prior to the Effective Time shall be adopted by Company and any amendments requested by the IRS after the Effective Time shall be promptly adopted by Purchaser.  Any and all distributions from the ESOP after its termination shall be made consistent with the aforementioned determination letter from the IRS.  Prior to the Effective Time, Company shall make contributions to, and payments on the loan of the ESOP consistent with past practices on regularly scheduled payment dates.

                                    (d)       The Great American Federal 401(k) Plan (the "Company 401(k) Plan") will be merged with and into the Purchaser's 401(k) Plan within an administratively reasonable time after the Effective Date.  Continuing Employees shall be entitled to participate the Purchaser's 401(k) plan pursuant to the terms of that plan within an administratively reasonable period of time after the Effective Date, as provided in Section 5.5(a) above.  No contributions will be made to the Company 401(k) Plan after the Effective Date.

                                    (e)       From the Effective Time, Purchaser agrees to honor the terms of the severance, employment, change of control and deferred compensation agreements set forth in Sections 3.16(a) and 3.17(b) of the Company Disclosure Schedule (collectively, the "Post-Termination Payments").  Purchaser acknowledges and agrees that the consummation of the Merger shall constitute a "Change in Control" for purposes of such agreements.

                                    (f)       From and after the Effective Time, Purchaser agrees to maintain in full force and effect the bank-owned life insurance program for Company directors (the "Company Director BOLI") and the bank-owned life insurance program for Company officers (the "Company Officer BOLI").  Purchaser agrees that the Merger will constitute a "Change in Control" for purposes of the Company Director BOLI.  Purchaser agrees to continue the Company Officer BOLI in accordance with its terms for the remainder of the life of each executive officer that is participating in the Company Officer BOLI at the Effective Time; provided, that if it is determined that the Company Officer BOLI is not permitted by Law with respect to any participant then Purchaser may terminate the Company Officer BOLI with respect to such participant and Purchaser shall provide such participant with a substantially equivalent life insurance benefit.

                                    (g)       As of the Effective Time, Company's Board of Directors shall take action to immediately vest all Awards under the 1996 Stock-Based Incentive Plan ("Option

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Plan"), terminate the Option Plan and its related trust, and make all final distributions in accordance with the terms of the Option Plan.  Any remaining Company Common Stock in the Option Plan shall be returned to Company.

                                    (h)       Prior to the Effective Time, the Board of Directors of Great American shall take such actions as are reasonably necessary to cause the Great American Employee Severance Compensation Plan to terminate effective as of a date that is one year and one day after the Effective Time.  Subject to the preceding sentence, Purchaser agrees to assume the obligations of Great American under the and to honor the terms of such plan.

                                    (i)       Except as expressly provided in this Section 5.5, Purchaser may amend or terminate any Company Benefit Plan at any time in accordance with its terms.

            5.6          Indemnification of Company Directors, Officers and Other Persons.

                                    (a)       From and after the Effective Time, Purchaser shall jointly and severally indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent of Company or any Company Subsidiary (the "Covered Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Covered Party is or was an officer, director, employee or agent of Company or any Company Subsidiary or was serving as an officer, director or trustee of another Person at the request of Company or any Company Subsidiary or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law.  Each Covered Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Purchaser within ten business days of receipt by Purchaser from the Covered Party of a request therefore, provided, that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

                                    (b)       Subject to the next sentence, the Surviving Corporation shall maintain, and Purchaser shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for three years from the Effective Time, the current policies of the directors' and officers' liability insurance maintained by Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the aggregate premium therefore would not be in excess of 300% of the higher of (i) the last annual premium paid prior to the date of this Agreement or (ii) the last annual premium paid prior to the Closing Date (the "Maximum Premium").  If the Company's existing insurance expires, is terminated or canceled during such three year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain as much directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Covered Parties than the Company's existing directors' and officers' liability insurance.

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                                    (c)       Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Party, on or prior to the third anniversary of the Effective Time, the provisions of this Section 5.6 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

                                    (d)       The covenants contained in this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the Covered Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a Covered Party is entitled, whether pursuant to Law, contract or otherwise.

                                    (e)       In the event that Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Purchaser Parent shall succeed to the obligations set forth in this Section 5.6.

            5.7          Consents.  Company and the Company Subsidiaries will use commercially reasonable efforts to, and Purchaser and the Purchaser Subsidiaries will cooperate in good faith with Company and the Company Subsidiaries to, obtain the consents, authorizations, approvals or notices listed in Section 3.3(b) of the Company Disclosure Schedule.  Without limiting the generality of the foregoing, Purchaser agrees upon the reasonable request of Company to provide financial and other information to any Person from whom a consent is required.

            5.8          Access.  Upon notice of at least 48 hours, Purchaser shall afford Company and its representatives reasonable access, during normal business hours throughout the period up to the Effective Time, to all of the properties, books and records of Purchaser and FCB; provided, that such representatives shall execute a confidentiality agreement in such form as Purchaser may require to prohibit the use or disclosure of any information concerning Purchaser or FCB without the prior consent of Purchaser.

            5.9          Subsequent Interim and Annual Financial Statements.  As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth fiscal quarter, as to which the time period shall be 75 days), Company will deliver to Purchaser its unaudited financial statements as of the end of each such period.  As soon as they are available, Company will deliver to Purchaser its audited financial statements following the end of its fourth quarter.

            5.10         NYSE.  Purchaser shall use commercially reasonable efforts to have the shares of Purchaser Common Stock which are to be issued in exchange for the Stock Election Shares approved for listing on the NYSE.

            5.11         Accruals and Reserves.  At the request of Purchaser, subject to any limitations imposed by Law and the fiduciary duties of the Board of Directors of Company, Company shall establish such additional accruals and reserves as may be reasonably necessary to conform Company's accounting and credit loss reserve practices and methods to those of Purchaser;

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provided, however, that Company shall not be required to take such action prior to the receipt of all Regulatory Approvals and stockholder approval; provided further, however, that no such additional accruals and reserves will be required to be made more than two (2) business days prior to the Closing Date.  No such additional accruals or reserves made by Company pursuant to this Section 5.11 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.

            5.12         Affiliate Agreements.  Company will cause each person listed on Section 3.2(d) of the Company Disclosure Schedule to execute and deliver to Purchaser on or before the mailing of the Proxy Statement/Prospectus an agreement in the form attached as Exhibit B.

            5.13         Section 16 Matters.  Prior to the Effective Time, Purchaser and Company shall use commercially reasonable efforts to cause any dispositions of Company equity securities (including derivative securities with respect to Company equity securities) or acquisitions of Purchaser equity securities (including derivative securities with respect to Purchaser equity securities) resulting from the transactions contemplated by this Agreement by each officer or director of Purchaser or Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of Purchaser or Company to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated thereunder.  Company agrees to furnish Purchaser promptly with all requisite information necessary for Purchaser to take the action contemplated by this Section 5.12.

            5.14         Appointment to Purchaser Board.  Purchaser will cause a member of Company's Board of Directors selected by Company and reasonably acceptable to Purchaser to be appointed to Purchaser's Board of Directors as of the Effective Time and, subject to fiduciary obligations under applicable Law, shall cause such appointee to be nominated for election as a director of Purchaser at the first annual meeting of shareholders of Purchaser with a proxy mailing date after the Effective Time.

            5.15         Regional Advisory Board.  FCB has formed a Pittsburgh Regional Advisory Board (the "Advisory Board") in furtherance of Purchaser's efforts to expand its presence in the Pittsburgh metropolitan area.  At the Effective Time, all members of Company's Board of Directors will be appointed to the Advisory Board to assist in and advise with respect to integration of the operations of Great American with and into those of FCB and to advise with respect to the operations of FCB in the Pittsburgh region.  The Advisory Board will be maintained for a term of at least 12 months from the Effective date.  The Advisory board will meet at least quarterly during its term and may meet more frequently at the reasonable request of Purchaser.  Each member of the Advisory Board will be paid a quarterly retainer of $4,200 and a fee of $400 for each meeting of the Advisory Board that he or she attends.  FCB will have no obligation to continue the services of any advisory director who, in the reasonable judgment of FCB, acts in a manner detrimental to FCB.  In the event that FCB terminates, suspends or

41

disbands the Advisory Board, fails to require or request the attendance of a member with respect to at least four meetings of the Advisory Board and/or committee thereof during the term specified above, or removes a member of the Advisory Board other than because such member acted in a manner detrimental to FCB, in each case prior to the end of the 12-month period contemplated by this Section 5.13, any member affected by any such action or failure shall nonetheless be paid the full amount of unpaid fees that would have been due such member during the remainder of the 12-month term specified above.

            5.16         Reasonable Efforts to Close.  Subject to the terms and conditions of this Agreement, Purchaser and Company agree to use commercially reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable Laws to satisfy the conditions to closing contained herein and to consummate and make effective the transactions contemplated hereby at the earliest practicable date following the execution of this Agreement, including, without limitation, using commercially reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the parties to consummate the transaction contemplated by this Agreement.

            5.17         Tax Treatment.  Each party shall use its commercially reasonable efforts to cause the Merger to qualify, and will not take any action or fail to take any action that would result in the Merger not qualifying, as a "reorganization" within the meaning of Section 368 of the Code.

            5.18         Confidentiality. Notwithstanding anything to the contrary in this Agreement or in the Confidentiality Agreement, any party to this Agreement (as well as their representatives) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure; provided, that this sentence shall not permit any person making such disclosure to disclose the name of, or other information that would identify, any party to such transaction or to disclose confidential commercial or strategic information, or other proprietary information regarding such transaction not related to such tax treatment and tax structure; provided further, that the disclosure authorization granted under this sentence shall not be effective with respect to any person until the earliest of (i) the date of a public announcement (if any) of discussions relating to such transaction involving such person, (ii) the date of a public announcement (if any) of any such transaction involving such person or (iii) the date of the execution of a definitive agreement (if any) to enter into any such transaction involving such person, it being understood that there are no limits at any time on the ability of any party to consult its own independent tax advisor regarding the tax treatment or tax structure of the transaction.

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ARTICLE 6

CONDITIONS TO CLOSING

            6.1          Conditions to the Obligations of Company. Unless waived in writing by Company, all of the obligations of Company under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

                                    (a)       Representations and Warranties. The representations and warranties of Purchaser contained in Section 2, if qualified by a reference to materiality, shall be true, and if not so qualified, shall be true in all material respects, as of the date of this Agreement and as of the Effective Time with the same effect as though made at the Effective Time;

                                    (b)       Performance of Agreements and Covenants. Purchaser shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time;

                                    (c)       Documents. In addition to the other deliveries of Purchaser described elsewhere in this Agreement, Company shall have received the following documents and instruments:

                                              (i)       a certificate signed by the Secretary or an assistant secretary of Purchaser dated as of the Closing Date certifying that:

                                                        (A)       Purchaser's Board of Directors has duly adopted resolutions (copies of which shall be attached to such certificate) approving this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                                        (B)       each person executing this Agreement on behalf of Purchaser is an officer of Purchaser holding the office or offices specified therein, with full power and authority to execute this Agreement and any and all other documents in connection with the Merger, and that the signature of each person set forth on such certificate is his or her genuine signature; and

                                                        (C)       the charter documents of Purchaser attached to such certificate remain in full force and effect.

                                              (ii)      a certificate signed by a duly authorized officer of Purchaser stating that the conditions set forth in Section 6.1(a) and Section 6.1(b) of this Agreement have been fulfilled; and

                                    (d)       Tax Opinion.  Company shall have received an opinion of counsel to Company, dated as of the Closing Date, to the effect that (i) the Merger will qualify as a reorganization under Section 368 of the Code, (ii) no gain or loss will be recognized by either Company or Purchaser as a result of the Merger, (iii) no gain or loss for federal income tax purposes will be recognized by a Company Stockholder upon the exchange of Company Common Stock solely for Purchaser Common Stock, (iv) the basis of Purchaser Common Stock

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received by a Company Stockholder as a result of the Merger will be the same as the basis of the Company Common Stock surrendered in exchange therefor, (v) the holding period of the Purchaser Common Stock received by a Company Stockholder as a result of the Merger will include the holding period of the Company Common Stock surrendered in exchange therefor (provided that such Company Common Stock is held as a capital asset by the Company Stockholder at the Effective Time), and (vi) the payment of cash to a Company Stockholder in lieu of fractional shares of Purchaser Common Stock by Purchaser will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Purchaser, and the cash payment will be treated as having been received as distributions in full payment in exchange for the fractional shares redeemed and will be taxed as provided in Section 302(a) of the Code.  In rendering such opinion, Company's counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Purchaser, Company and others, reasonably satisfactory in form and substance to such counsel.  If Company's counsel is not willing to provide such opinion, Purchaser may request that Purchaser's counsel provide such opinion to Company in order to satisfy this condition of closing.

            6.2          Conditions to the Obligations of Purchaser.  Unless waived in writing by Purchaser, all of the obligations of Purchaser under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

                                    (a)       Representations and Warranties. The representations and warranties of Company contained in Section 3, if qualified by a reference to materiality, shall be true, and if not so qualified, shall be true in all material respects, as of the date of this Agreement and as of the Effective Time with the same effect as though made at the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date);

                                    (b)       Performance of Agreements and Covenants. Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time;

                                    (c)       Documents.  In addition to the documents described elsewhere in this Agreement, Purchaser shall have received the following documents and instruments:

                                              (i)       a certificate signed by the Secretary or an assistant secretary of Company dated as of the Closing Date certifying that:

                                                        (A)       Company's Board of Directors has duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                                        (B)       the Company Stockholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving and adopting this

44

Agreement and the Merger and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                                        (C)       each person executing this Agreement on behalf of Company is an Officer of Company, as the case may be, holding the office or offices specified therein, with full power and authority to execute this Agreement and any and all other documents in connection with the Merger, and that the signature of each person set forth on such certificate is his or her genuine signature; and

                                                        (D)       the charter documents of Company attached to such certificate remain in full force and effect; and

                                              (ii)      a certificate signed by a duly authorized officer of Company stating that the conditions set forth in Sections 6.2(a), (b), (d), (e) and (f) of this Agreement have been satisfied;

                                    (d)       Required Consents.  All material notices and consents described in Section 3.3(b) of the Company Disclosure Schedule shall have been given or obtained.

                                    (e)       Dissenters Rights.  The aggregate number of shares of Company Common Stock that are entitled to vote at the Special Meeting and are Dissenting Shares shall not exceed ten percent (10%) of the total number of issued and outstanding shares of Company Common Stock held of record as of the record date for the Special Meeting and entitled to vote on the Merger at such meeting.

                                    (f)       Accruals and Reserves. Company shall have established any accruals and reserves described in Section 5.11; and

                                    (g)       Director and Officer Resignations.  Company shall have procured and delivered to Purchaser the written resignations of each of the directors and executive officers of Company and the Company Subsidiaries in form and substance reasonably acceptable to Purchaser (none of which resignations shall prejudice or limit any rights such persons would otherwise have under any contract or benefit plan of Company).

            6.3          Conditions to Obligations of All Parties.  The obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

                                    (a)       No Pending or Threatened Claims. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or Governmental Entity which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith;

                                    (b)       Regulatory Approvals. The parties hereto shall have received all applicable regulatory approvals for the consummation of the transactions contemplated herein and all waiting periods incidental to such approvals or notices given shall have expired;

45

                                    (c)       Effective Registration Statement. The Registration Statement shall have become effective and no stop order or other order suspending the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity;

                                    (d)       Stockholder Vote. The Company Stockholders shall have approved and adopted this Agreement and the Merger by the applicable requisite vote; and

                                    (e)       NYSE Listing.  The shares of Purchaser Common Stock that shall be issued to the stockholders of Company upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

ARTICLE 7

TERMINATION

            7.1          Termination.  This Agreement and the Plans of Merger may be terminated at any time prior to the Closing (whether before or after approval and adoption of the Agreement and the Merger by the Company Stockholders), as follows:

                                    (a)       By mutual consent in writing of the parties;

                                    (b)       By Purchaser or Company:

                                              (i)       In the event the Closing shall not have occurred by September 30, 2004, unless the failure of the Closing to occur shall be due to the breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that, if Purchaser and FCB shall have filed all Regulatory Applications within  sixty (60) days of the date hereof, and if the Closing shall not have occurred solely because of a delay in the approval of any such application, then Purchaser may, by written notice to Company, extend the date referenced in the first sentence of this Section 7.1(b)(i) to December 31, 2004;

                                              (ii)      Upon denial of any Regulatory Approval necessary for the consummation of the Merger or the Bank Merger (or should such Regulatory Approval be conditioned upon a substantial deviation from the transactions contemplated), unless the denial of such Regulatory Approval (or the conditioning of such Regulatory Approval) shall be due to the breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that either Purchaser or Company may, upon written notice to the other, extend the date set forth in Section 7.1(b)(i) for only one sixty (60) day period to appeal such denial or condition(s), provided that such appeal has been made within ten (10) business days of the receipt thereof; or

                                              (iii)     If the Company Stockholders do not approve and adopt this Agreement and the Merger at the Special Meeting or any adjournment thereof.

                                    (c)       By Purchaser:

46

                                              (i)       if Company's Board of Directors shall have (a) failed to include in the Proxy Statement/Prospectus its recommendation without modification or qualification that the Company Stockholders approve this Agreement and the Merger, (b) approved or recommended or entered into any agreement providing for an Alternative Transaction, (c) withdrawn, modified or qualified its recommendation of this Agreement or the Merger in a manner adverse to the interests of Purchaser, (d) failed to call and convene the Special Meeting in accordance with Section 5.3, or (e) resolved to do any of the foregoing; or

                                              (ii)      if Company has breached any representation, warranty or covenant contained in this Agreement, which breach would result in the nonfulfillment of one or more of the conditions to the obligations of Purchaser set forth in Section 6.2, Purchaser has notified Company of the breach, and either such breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after the notice of breach.

                                    (d)       By Company:

                                              (i)       if Purchaser has breached any representation, warranty or covenant contained in this Agreement, which breach would result in the nonfulfillment of one or more of the conditions to the obligations of Company set forth in Section 6.1, Company has notified Purchaser of the breach, and either such breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after the notice of breach; or

                                              (ii)      if, after it has received a Superior Proposal in compliance with Section 5.4 and otherwise complied with all of its obligations under Section 5.4, Company's Board of Directors determines in good faith to terminate this Agreement, after concluding that such action is necessary to comply with its fiduciary duties to the Company Stockholders under applicable Law.

            7.2          Effect of Termination.  In the event that this Agreement should be terminated pursuant to Section 7.1 hereof, all further obligations of the parties under this Agreement, other than the provisions of Section 7.3, shall terminate without further liability of any party to another; provided, however, that a termination under Section 7.1 hereof shall not relieve any party of any liability for a willful or intentional breach of this Agreement, or be deemed to constitute a waiver of any available remedy for any such willful or intentional breach.

            7.3          Termination Fee.

                                    (a)       Upon Termination.  If (i) Purchaser shall terminate this Agreement pursuant to clause (i) of Section 7.1(c) or (ii) Company shall terminate this Agreement pursuant to clause (ii) of Section 7.1(d), then, in either case, Company shall pay to Purchaser, within five business days of such termination, a fee, in cash, in an amount equal to 4% of the product of the number of shares of outstanding Company Common Stock as of the date of termination times the Per Share Cash Consideration (the "Termination Fee"), plus the out-of-pocket expenses reasonably incurred by Purchaser in connection with the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby and related hereto (the "Transaction Expenses").

47

                                    (b)       Upon Subsequent Transaction.  If (i) this Agreement is terminated by either party pursuant to clause (iii) of Section 7.1(b), (ii) an Acquisition Proposal (other than by Purchaser) is pending at the time of the Special Meeting and (iii) with 12 months after the date of the Special Meeting, Company shall consummate an Alternative Transaction, then Company shall pay to Purchaser on demand an amount in cash equal to the Termination Fee plus the Transaction Expenses; provided that no such amount shall be payable to the extent that the Termination Fee and Transaction Expenses were paid under Section 7.3(a).

ARTICLE 8

MISCELLANEOUS

            8.1          Survival.  The representations, warranties, covenants and agreements made in this Agreement or in any instrument, agreement, certificate or other document delivered pursuant to this Agreement shall not survive the Closing or any termination of this Agreement except that (i) the provisions of Sections 1.10, 1.11 and 1.12 shall survive the Closing, (ii) the provisions of Sections 7.2 and Section 7.3 shall survive any termination of this Agreement, (iii) the provisions of this Article 8 shall survive the Closing and any termination of this Agreement, and (iv) the covenants that by their terms are to be performed by either party after the Effective Time or any termination of this Agreement shall survive the Closing or such termination.

            8.2          Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be sent by facsimile, hand delivery or reputable overnight courier.  The facsimile numbers and addresses of the parties set forth below shall be used for the delivery of notices unless and until a party changes its facsimile number or address for such purposes by notice to the other parties.  Each such notice or other communication shall be effective (i) if given by facsimile, when transmission of the facsimile is confirmed by the sender's facsimile machine, (ii) if given by reputable overnight courier, one business day after being delivered to the courier or (iii) if given by any other means, when actually received.

If to Company:	GA Financial, Inc.
4750 Clairton Boulevard
Pittsburgh, Pennsylvania 15236
Fax: 412-882-8580
Attn: John Kish

With a copy to:	Reed Smith LLP
435 Sixth Avenue
Pittsburgh, PA 15219
Fax: 412-288-3063
Attn: Stephen W. Johnson

If to Purchaser:	First Commonwealth Financial Corporation
Old Courthouse Square
22 North Sixth Street
Indiana, Pennsylvania 15701
Fax: 724-349-6427

48

Attn: John J. Dolan

With a copy to:	Sherman & Howard L.L.C.
633 Seventeenth Street, Suite 3000
Denver, Colorado 80202
Fax: 303-298-0940
Attn: Andrew L. Blair, Jr.

or to such other address as any party hereto may hereafter designate to the other parties in writing.

            8.3          Jurisdiction; Venue.  Each of the parties hereto (i) agrees that any legal action or proceeding with respect to any dispute that arises out of this Agreement or any of the transactions contemplated hereby shall be brought in the state or federal courts of appropriate subject matter jurisdiction in Pittsburgh, Pennsylvania and (ii) hereby submits itself to the exclusive personal jurisdiction of such courts.  Each party waives any objection to venue in any such court.

            8.4          Amendments and Supplements.  At any time prior to the Closing Date (whether before or after approval and adoption of the Agreement and the Merger by the Company Stockholders), this Agreement may be amended or supplemented by a written instrument signed by Purchaser and FCB and Company and Great American; provided that, after approval and adoption of this Agreement and the Merger by the Company Stockholders, without the affirmative vote of the holders of shares of Company Common Stock representing a majority of the votes that may be cast by the holders of all then outstanding shares of Company Common Stock, Company will not enter into any amendment to this Agreement that would (i) (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the Company Common Stock, (b) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would materially adversely affect the holders of shares of Company Common Stock, or (ii) waive any condition set forth in Section 6.1 or 6.3 if such waiver would materially adversely affect the holders of shares of Company Common Stock.

            8.5          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any choice of law or conflict of laws rule or provision that would cause the application of the domestic substantive laws of any other jurisdiction.

49

            8.6          Entire Agreement, Assignability, Etc.  This Agreement (i) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the transactions and matters contemplated hereby (other than the Confidentiality Agreement), (ii) is not intended to confer any right or remedies upon any Person other than the parties hereto and the Company Stockholders (except for the rights and remedies available to (A) current and former employees of Company and the Company Subsidiaries under Section 5.5, and (B) the Covered Parties under Section 5.15), and (iii) shall not be assignable by either party without the prior written consent of the other party.

            8.7          Exclusivity of Representations.  Company has not and shall not be deemed to have made to Purchaser any representation or warranty other than as expressly made by Company in Article 3.  Purchaser have not and shall not be deemed to have made to Company any representation or warranty other than as expressly made by Purchaser in Article 2.

            8.8          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.  The signatures of the parties on this Agreement may be delivered by facsimile and any such facsimile signature shall be deemed an original.

            8.9          Publicity.  As promptly as practicable following the execution of this Agreement, Company and Purchaser shall issue a joint press release announcing the transactions contemplated hereby, which shall be reasonably acceptable to Company and Purchaser.  Following that release and prior to the consummation of the Merger, except as required by Law or any listing agreement with a securities exchange, neither Company nor Purchaser nor any Company Subsidiary or Purchaser Subsidiary will, with respect to the transactions contemplated hereby, issue any press release or make any public statements or mail any communications or letters to their respective shareholders generally, except with the prior written consent of the other party or as otherwise permitted by this Agreement.  With respect to any communication believed to be required by Law or any listing agreement with a securities exchange, the party making such communication agrees to use its best efforts to provide a copy of the text of such communication to the other party prior to its release and to afford the other party a reasonable opportunity to review and comment thereon.

            8.10         Headings; Terms.  The section headings contained in this Agreement are for convenience only and will not affect in any way the meaning or interpretation of this Agreement.  Defined terms will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement.  All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require.  The singular or plural includes the other, as the context requires or permits.  The word include (and any variation) is used in an illustrative sense rather than a limiting sense.  The word "day" means a calendar day, unless a business day is specified.  All references to "Sections" are to sections of this Agreement unless indicated otherwise.

            8.11         Severability.  The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the remaining terms and provisions hereof.

50

            8.12         Waivers.  No waiver by either party of any default, misrepresentation or breach of warranty or covenant hereunder will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

            8.13         Payment of Expenses.  Except as otherwise set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, Purchaser and Company shall each pay its own fees and expenses (including, without limitation, legal fees and expenses) incurred by it in connection with the transactions contemplated hereunder.

            8.14         Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring a party by virtue of the authorship of any of the provisions of this Agreement.

            8.15         Remedies Cumulative.  All remedies provided in this Agreement, by Law, equity or otherwise, shall be cumulative and not alternative.

[Signature page follows.]

51

IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Agreement as of the date first written above.

                                                                       FIRST COMMONWEALTH FINANCIAL
                                                                       CORPORATION

                                                                       By:_/S/ JOSEPH E. O'DELL______________
                                                                       Name:   Joseph E. O'Dell
                                                                       Title:     President and Chief Executive Officer

                                                                       FIRST COMMONWEALTH BANK

                                                                       By:_/S/ GERARD M. THOMCHICK    _____
                                                                       Name:   Gerard M. Thomchick
                                                                       Title:     Director

                                                                       GA FINANCIAL, INC.

                                                                       By:_/S/ JOHN M. KISH__________________
                                                                       Name:  John M. Kish
                                                                       Title:   Chairman of the Board and Chief
                                                                                   Executive Officer

                                                                       GREAT AMERICAN FEDERAL SAVINGS
                                                                       AND LOAN ASSOCIATION

                                                                       By:_/S/ JOHN M. KISH__________________
                                                                       Name:  John M. Kish
                                                                       Title:   Chairman of the Board and Chief
                                                                                 Executive Officer

AGREEMENT AND PLAN OF MERGER

among

FIRST COMMONWEALTH FINANCIAL CORPORATION

FIRST COMMONWEALTH BANK

GA FINANCIAL, INC.

and

GREAT AMERICAN FEDERAL SAVINGS AND LOAN ASSOCIATION

Dated as of December 11, 2003

TABLE OF CONTENTS

ARTICLE 1	BASIC TRANSACTION	2
1.1	Merger	2
1.2	Bank Merger	2
1.3	Effective Time	2
1.4	Conversion of Company Common Stock	3
1.5	Company Treasury Stock; Shares owned by Purchaser	3
1.6	Purchaser Common Stock	3
1.7	Fractional Shares	3
1.8	Anti-Dilution	3
1.9	Company Options	4
1.10	Election and Exchange Procedures	5
1.11	Withholding Rights	9
1.12	Dissenting Shares	9
1.13	Closing	10

ARTICLE 2	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND FCB	10
2.1	Organization	10
2.2	Capitalization	11
2.3	Authority; No Violation	12
2.4	No Legal Bar	13
2.5	Approvals, Consents and Filings	13
2.6	Financial Statements; Reports; Books and Records	13
2.7	Absence of Changes	14
2.8	Brokers, Finders and Financial Advisors	14
2.9	Information to be Supplied	15
2.10	Compliance with Applicable Laws	15
2.11	Representations and Warranties	15

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF COMPANY AND GREAT AMERICAN	15
3.1	Organization	15
3.2	Capitalization, Subsidiaries and Affiliates	16
3.3	Authority; No Violation	18
3.4	No Legal Bar	18
3.5	Approvals, Consents and Filings	19
3.6	Financial Statements; Reports; Books and Records	19
3.7	Undisclosed Liabilities	21
3.8	Tax Matters	21
3.9	Certain Contracts	22
3.10	Litigation and Proceedings	22
3.11	Tangible Properties	23
3.12	Intellectual Property	23
3.13	Insurance	24
3.14	Compliance with Applicable Laws	24

i

3.15	Absence of Changes; Operation in the Ordinary Course	25
3.16	Employee Benefit Plans	25
3.17	Employee Matters	26
3.18	Brokers, Finders and Financial Advisors; Fairness Opinion	27
3.19	Environmental	27
3.20	Loans; Allowance for Loan Losses	28
3.21	Information to be Supplied	28
3.22	Related Party Transactions	28
3.23	Representations and Warranties	29

ARTICLE 4	COVENANTS RELATING TO CONDUCT OF COMPANY'S BUSINESS	29
4.1	Affirmative Covenants	29
4.2	Negative Covenants	31

ARTICLE 5	ADDITIONAL AGREEMENTS AND COVENANTS	34
5.1	Regulatory Approvals	34
5.2	Registration Statement	35
5.3	Special Meeting	35
5.4	Acquisition Proposals	35
5.5	Employees and Employee Benefits	37
5.6	Indemnification of Company Directors, Officers and Other Persons	39
5.7	Consents	40
5.8	Access	40
5.9	Subsequent Interim and Annual Financial Statements	40
5.10	NYSE	40
5.11	Accruals and Reserves	40
5.12	Affiliate Agreements	41
5.13	Section 16 Matters	41
5.14	Appointment to Purchaser Board	41
5.15	Regional Advisory Board	41
5.16	Reasonable Efforts to Close	42
5.17	Tax Treatment	42
5.18	Confidentiality	42

ARTICLE 6	CONDITIONS TO CLOSING	43
6.1	Conditions to the Obligations of Company	43
6.2	Conditions to the Obligations of Purchaser	44
6.3	Conditions to Obligations of All Parties	45

ARTICLE 7	TERMINATION	46
7.1	Termination	46
7.2	Effect of Termination	47
7.3	Termination Fee	47

ARTICLE 8	MISCELLANEOUS	48
8.1	Survival	48
8.2	Notices	48
8.3	Jurisdiction; Venue	49

ii

8.4	Amendments and Supplements	49
8.5	Governing Law	49
8.6	Entire Agreement, Assignability, Etc.	50
8.7	Exclusivity of Representations	50
8.8	Counterparts	50
8.9	Publicity	50
8.10	Headings; Terms	50
8.11	Severability	50
8.12	Waivers	51
8.13	Payment of Expenses	51
8.14	Construction	51
8.15	Remedies Cumulative	51

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Affiliate Agreement
Exhibit C	Form of Voting Agreement

iii

Exhibit A

Definitions

            "Acquisition Proposal" means any written tender offer, agreement, understanding or other proposal of any nature received by Company pursuant to which any Person, other than Purchaser or a Purchaser Subsidiary, proposes to engage, directly or indirectly, in an Alternative Transaction.

             "Advisory Board" is defined in Section 5.13.

             "Affiliate" means, as to a designated Person, another Person that controls, is controlled by or is under common control with the designated Person, and control means the power, directly or indirectly, by stock ownership, contract, family relationship, employment, position or otherwise, to significantly influence the business decisions of another Person.

             "Aggregate Cash Consideration" means the product of (x) $35 times (y) 40% of the number of shares of Company Common Stock outstandingas of the Effective Time.

             "Agreement" is defined in the first paragraph.

             "Alternative Transaction" means a transaction or series of transactions in which any Person, other than Purchaser or a Purchaser Subsidiary, merges or consolidates with or into Company or Great American, acquires substantially all of the assets of Company or Great American, or acquires beneficial ownership (determined pursuant to Rule 13d-3 of the Exchange Act) of at least a majority of the total voting power of Company or Great American.

             "AMEX" means the American Stock Exchange.

             "Anti-Money Laundering Laws" is defined in Section 3.14(c).

             "Average Closing Price" means the average closing price of the Purchaser Common Stock on the NYSE for the ten trading days ending with the third trading day prior to the Closing Date, provided, that if Purchaser enters into a definitive agreement with a third party providing for the acquisition by such third party of (i) substantially all of the assets of Purchaser or (ii) at least a majority of the outstanding shares Purchaser Common Stock, then the Average Closing Price will be calculated using the average closing price of the Purchaser Common Stock on the NYSE for the ten trading dates ending with the last trading day preceding the date on which such acquisition is first publicly announced.

             "Bank Merger" is defined in the Recitals.

             "Bank Plan of Merger" is defined in Section 1.2.

             "Banking Code" is defined in Section 1.2.

             "BHCA" is defined in Section 2.1.

             "Book-Entry Shares" is defined in Section 1.10(c).

             "Cancelled Option" is defined in Section 1.9(a)(ii).

             "Cash Election Shares" is defined in Section 1.10(b).

             "Closing Date" is defined in Section 1.13.

             "Closing" is defined in Section 1.13.

             "Code" means the Internal Revenue Code of 1986, as amended.

             "Company" is defined in the first paragraph.

             "Company Benefit Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to at any time since December 31, 1999 by Company or ERISA Affiliate, that together with Company would be deemed a "controlled group" within the meaning of Section 4001(a)(14) of ERISA, for the benefit of any employee, director or former employee or director of Company or any ERISA Affiliate including any such type of plan established, maintained or contributed to under the Laws of any foreign country.

             "Company Common Stock" is defined in the Recitals.

             "Company Contract" is defined in Section 3.9(a).

             "Company Director BOLI" is defined in Section 5.5(f).

             "Company Disclosure Schedule" is defined in the introductory paragraph of Article 3.

             "Company Financial Statements" is defined in Section 3.6(a).

             "Company 401(k) Plan" is defined in Section 5.5(d).

             "Company Officer BOLI" is defined in Section 5.5(f).

             "Company Option" is defined in Section 1.9(a).

             "Company Option Plan" means Company's 1996 Stock Based Incentive Plan.

             "Company Preferred Stock" is defined in Section 3.2(a).

             "Company Reports" is defined in Section 3.6(b).

             "Company Stockholders" shall mean the holders of the Company Common Stock.

             "Company Subsidiary" is defined in Section 3.2(c).

             "Confidentiality Agreement" shall mean that certain Confidentiality Agreement, dated as of October 17, 2003, by and between Purchaser and Company.

             "Continuing Employees" is defined in Section 5.5(a).

             "Costs" is defined in Section 5.6(a).

             "Covered Parties" is defined in Section 5.6(a).

             "DGCL" is defined in Section 1.1.

             "Dissenting Shares" is defined in Section 1.12.

             "Dissenting Stockholder" is defined in Section 1.12.

             "Effective Time" is defined in Section 1.3.

             "Election Deadline" is defined in Section 1.10(c).

             "Election Form" is defined in Section 1.10(b).

             "Employment Agreement" is defined in Section 3.17(b).

             "Environmental Regulations" means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of all governmental entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment.

             "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

             "ERISA Affiliate" means, with respect to any entity, any entity that is, or at any applicable time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the first entity.

             "ESOP" is defined in Section 5.5(c).

             "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

             "Exchange Agent" is defined in Section 1.10(a).

             "Exchange Ratio" shall be calculated by dividing (x) the Per Share Cash Consideration by (y) the Average Closing Price, and rounding the resulting number to three decimal places.

             "FCB" is defined in the Recitals.

             "FCB Common Stock" is defined in Section 2.2(b).

             "FDIC" is defined in Section 2.1(b).

             "FRB" is defined in Section 2.1(a).

             "GAAP" is defined in Section 2.6(a).

             "Governmental Entity" means  (i) any federal, state, local, municipal or foreign government, (ii) governmental, quasi-governmental authority or body exercising or entitled to exercise, any governmentally-derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or (iii) any self-regulatory organization, administrative or regulatory agency, commission or authority, including, without limitation, the Regulatory Agencies listed in Sections 2.6(b) and 3.6(b).

             "Great American" is defined in the Recitals.

             "Great American Common Stock" is defined in Section 3.2(b).

             "Hazardous Materials" shall mean any substance the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto.

             "HOLA" is defined in Section 1.2.

             "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

             "Intellectual Property Rights" is defined in Section 3.12.

             "Internal Controls" is defined in Section 3.6(d).

             "JMS" is defined in Section 3.17.

             "Knowledge" means, with respect to any Person, the actual knowledge of such Person (or in the case of an entity, such Person's executive officers and senior management personnel) after reasonable inquiry.

             "Law" means any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

             "Leases" is defined in Section 3.12(b).

             "Letter of Transmittal" is defined in Section 1.10(b).

             "Lien" means any security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, assignment, deposit arrangement, encumbrance, restriction, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

             "Material Adverse Change" or "Material Adverse Effect" shall mean, with respect to any Person, any change, effect, event, occurrence or state of facts that (a) is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such Person and its consolidated subsidiaries, taken as a whole, or (b) have, or would reasonably be expected to have a material adverse affect on the ability of such Person to consummate the Merger, in either case, other than a change, effect, event, occurrence or state of facts (i) resulting from any change in general economic or market conditions, (ii) which negatively affects the banking industry generally, (iii) the announcement of the transactions contemplated hereby and the taking of any action required by or the implementation of this Agreement, (iv) changes in Law, (v) the failure, in and of itself, by Company to meet any internal or published projections, forecasts or predictions for any period ending on or after the date of this Agreement, unless in the case of (i), (ii) or (iv), such change, effect, event, occurrence or state of facts has a materially disproportionate impact on the business, financial condition or results of operations of such Person.

             "Maximum Premium" is defined in Section 5.6(b).

             "Merger" is defined in the Recitals.

             "No-Election Shares" is defined in Section 1.10(b).

             "NYSE" means the New York Stock Exchange.

             "Optionee" means an eligible individual holding outstanding Company Options under the Option Plan.

             "Ordinary Course of Business" means, with respect to any Person, the ordinary course of such Person's business operations, consistent in nature and amount with past practices.

             "OTS" is defined in Section 1.2.

             "PBCL" is defined in Section 1.1.

             "PDB" shall mean the Pennsylvania Department of Banking.

             "Pension Plan" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced party.

             "Per Share Cash Consideration" is defined in Section 1.4(a)(i).

             "Person" means an individual and any corporation, partnership, trust, limited liability company, association or Governmental Entity.

             "Post-Termination Payments" is defined in Section 5.5(e).

             "Proxy Statement/Prospectus" is defined in Section 5.2.

             "Purchaser" is defined in the first paragraph.

             "Purchaser Common Stock" is defined in the Recitals.

             "Purchaser Financial Statements" is defined in Section 2.6(a).

             "Purchaser Preferred Stock" is defined in Section 2.2(a).

             "Purchaser Reports" is defined in Section 2.6(a).

             "Purchaser Subsidiary" means any direct or indirect subsidiary of Purchaser, whether consolidated or unconsolidated.

             "Registration Statement" is defined in Section 5.2.

             "Regulatory Agencies" is defined in Sections 2.6(b) and 3.6(b).

             "Regulatory Applications" is defined in Section 5.1.

             "Regulatory Approval" means the approvals of the FRB, FDIC, PDB and OTS described in Sections 2.5 and 3.5.

             "SEC" shall mean the United States Securities and Exchange Commission.

             "Securities Act" shall mean the Securities Act of 1933, as amended.

             "Special Meeting" is defined in Section 5.3.

             "Stock Election Shares" shall have meaning given to such term in Section 1.10(b).

             "Subsequent Determination" is defined in Section 5.4(c).

             "Superior Proposal" means an unsolicited bona fide Acquisition Proposal that the Board of Directors of Company determines in good faith, after consultation with its financial advisors, to be reasonably likely to result in a transaction that is more favorable to the Company Stockholders from a financial point of view than the transactions contemplated by this Agreement taking into account, among other factors, the payments that would be due under Section 7.3(a) and any delay and uncertainty in receipt of the consideration in the transaction.

             "Surviving Corporation" is defined in the Recitals.

             "Termination Fee" is defined in Section 7.3(a).

             "Transaction Expenses" is defined in Section 7.3(a).

             "Unlawful Gains" is defined in Section 3.14(c)

             "Voting Agreement" means the Voting Agreement in the form attached as Exhibit C.

Exhibit B

Form of Affiliate Agreement

____________, 2004

First Commonwealth Financial Corporation
Old Courthouse Square
22 North Sixth Street
Indiana, PA 15701

Re:

Agreement and Plan of Merger (the "Merger Agreement") dated as of December 11, 2003 among First Commonwealth Financial Corporation ("FCFC"), First Commonwealth Bank, GA Financial, Inc. ("GA Financial"), and Great American Financial Savings and Loan Association

Ladies and Gentlemen:

            I have been advised that I may be considered an "affiliate" of GA Financial, as that term is defined for purposes of Rule 145 ("Rule 145") under the Securities Act of 1933 (the "Securities Act").  Pursuant to the Agreement, GA Financial will be merged with and into FCFC, and I may receive shares of FCFC common stock (the "Shares") in exchange for my shares of GA Financial common stock.

            I represent and warrant to, and agree with FCFC that:

                        1.          I have carefully read this letter agreement and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Shares, to the extent I felt necessary, with my counsel or counsel for GA Financial.

                        2.          I will not make any sale, transfer or other disposition of the Shares in violation of the Securities Act or the rules and regulations promulgated thereunder.

                        3.          I have been advised that the issuance of the Shares to me has been registered with the Securities and Exchange Commission (the "SEC") under the Securities Act on a Registration Statement on Form S-4.  I have also been advised, however, that because I may be considered an "affiliate" of GA Financial at the time the Merger was submitted for a vote of the shareholders of GA Financial, any public offer or sale by me of any of the Shares will require either (i) the further registration of the Shares under the Securities Act, (ii) compliance by me with Rule 145 or (iii) the availability of another exemption from registration of such Shares under the Securities Act.
                        4.          I understand that the Shares have not been registered under the Securities Act for distribution by me, and that the Shares must be held by me unless (i) such Shares have been registered for distribution under the Securities Act, (ii) a sale of the Shares is made in conformity with the volume and other limitations of Rule 145 under the Securities Act or (iii) I deliver to FCFC an opinion of counsel in form and substance reasonably satisfactory to FCFC that some other exemption from registration under the Securities Act is available with respect to any proposed sale, transfer or other disposition of the Shares.

                        5.          I understand that FCFC is under no obligation to register the sale, transfer or other disposition of the Shares by me or to take any other action necessary in order to make compliance with an exemption from registration available to me.

                        6.          I understand that stop transfer instructions will be given to transfer agents of FCFC with respect to the Shares, and the following legend will be placed on the certificates representing such Shares:

The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a Letter Agreement dated __________, 2004, between the registered holder hereof and First Commonwealth Financial Corporation, a copy of which agreement is on file at the principal offices of First Commonwealth Financial Corporation.

                        7.          I understand and agree that the legend set forth in paragraph 6 above will be removed by the delivery of substitute certificates without such legend if I deliver to First Commonwealth (i) a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to First Commonwealth, to the effect that such legend is not required for purposes of the Securities Act or (ii) evidence or representations satisfactory to First Commonwealth that the Shares represented by such certificates are being or have been sold in conformity with the provisions of Rule 145(d).

                        8.          This letter agreement will apply to all shares of GA Financial common stock and all of the Shares that I am deemed to beneficially own pursuant to applicable federal securities laws.

            By its acceptance of this Letter Agreement, First Commonwealth agrees that for a period of two years after the effective time of the Merger, it will file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of SEC Rule 144(c) under the Securities Act are satisfied and the resale provisions of SEC Rules 145(d)(1) and (2) are therefore available to me in the event I desire to transfer any Shares issued to me in the Merger.

                                                                             Very truly yours,

                                                                             __________________________________

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                                                                             Name:_____________________________

                                                                             Title:______________________________

ACCEPTED:

First Commonwealth Financial Corporation

By:_____________________________
Name:
Title:

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Exhibit C

Form of Voting Agreement

VOTING AGREEMENT

                    This VOTING AGREEMENT is made as of December ___, 2003 by the undersigned shareholder (the "Shareholder") of GA Financial, Inc., a Delaware corporation ("GA Financial"), for the benefit of First Commonwealth Financial Corporation, a Pennsylvania corporation (the "Purchaser").

Recitals

                    Pursuant to the terms of an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") among Purchaser, First Commonwealth Bank, a Pennsylvania-chartered banking corporation, GA Financial, and Great American Federal, a federally-chartered savings and loan association, the Purchaser has agreed to acquire GA Financial in a merger in which the outstanding shares of Common Stock of GA Financial will be converted, at the election of the holder (subject to proration as provided in the Merger Agreement), into the right to receive $35.00 per share in cash or shares of Purchaser's Common Stock (the "Merger").  As a condition to its willingness to enter into the Merger Agreement, the Purchaser has required that the Shareholder agree, and the Shareholder is willing to agree, to the matters set forth herein.

Agreement

                    Accordingly, in consideration of the agreements of the Purchaser in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholder, intending to be legally bound hereby, agrees as follows for the benefit of the Purchaser:

                    1.          Representations and Warranties of Shareholder.  The Shareholder represents and warrants to the Purchaser that he is the beneficial owner of and has the power to vote or direct the voting of the number of shares of GA Financial Common Stock set forth opposite his signature below (together with any other shares of GA Financial Common Stock acquired by the Shareholder prior to the termination of this Agreement, the "Shares").

                    2.          Transfer and Other Restrictions.  The Shareholder agrees that, prior to the Merger, he shall not:

                                (a)          sell, exchange, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, exchange, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares (other than Shares sold in connection with the cashless exercise of an option, provided that the Shareholder agrees to notify the Purchaser promptly after any such exercise), unless any subsequent holder agrees in writing to be bound by the provisions hereof;

                                (b)          grant any proxies or enter into any voting agreement or similar arrangement with respect to any of the Shares, except proxies instructing that the Shares be voted in accordance with Section 3; or

                                (c)          deposit any of the Shares into a voting trust or other similar arrangement, unless the trustee is required by the terms thereof to vote the Shares in accordance with Section 3.

                    3.          Voting.  The Shareholder agrees to attend, in person or by proxy, all meetings of the shareholders of GA Financial and, at any meeting of the shareholders of GA Financial, agrees to vote all of the Shares:

                                (a)          in favor of the transactions contemplated by the Merger Agreement;

                                (b)          against any action or agreement that could result in a breach in any material respect of any covenant, representation or warranty of GA Financial in the Merger Agreement; and

                                (c)          except as otherwise agreed by the Purchaser or permitted under the Merger Agreement, against (i) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving GA Financial, other than the Merger, or (ii) a sale or transfer of a material portion of the assets of GA Financial or the issuance of any securities of GA Financial, other than upon exercise of outstanding options.

                    4.          Specific Enforcement.  The Shareholder acknowledges that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the Shareholder shall be specifically enforceable, in addition to any other remedy which may be available to the Purchaser at law or in equity.

                    5.          Termination.  This Agreement shall terminate without any action by any of the parties hereto upon the earlier to occur of (i) the termination of the Merger Agreement pursuant to its terms or (ii) the effective date of the Merger.

                    6.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Shareholder as of the date first written above.

                                                                               Shareholder:

                    No. of shares:

                                                                               (Signature)

                                                                               (Name)

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